Exhibit 10.14

EXECUTION VERSION

364-DAY BRIDGE LOAN AGREEMENT

dated as of May 10, 2019

among

GTWY HOLDINGS LIMITED,

as the Borrower,

THE LENDERS PARTY HERETO,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Sole Lead Arranger and Sole Bookrunner,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent and Collateral Agent

$135,000,000 Term Loans

i

4.1	Organization; Powers	43

4.2	Authorization	43

4.3	Enforceability	43

4.4	Governmental Approvals; Third-Party Consents	43

4.5	Financial Statements	44

4.6	No Material Adverse Effect	44

4.7	Title to Properties	44

4.8	Equity Interests and Ownership of Subsidiaries	44

4.9	Litigation; Compliance with Laws	44

4.10	Federal Reserve Regulations	45

4.11	Investment Company Act	45

4.12	Use of Proceeds	45

4.13	Tax Returns	45

4.14	No Material Misstatements	45

4.15	Employee Benefit Plans	46

4.16	Environmental Matters	46

4.17	Collateral Documents	47

4.18	Insurance	47

4.19	Solvency	47

4.20	[Intentionally Omitted]	48

4.21	Intellectual Property	48

4.22	Anti-Terrorism Laws	48

4.23	Foreign Corrupt Practices Act	49

4.24	Long Term Incentive Program Payments	49

SECTION 5. AFFIRMATIVE COVENANTS		49

5.1	Existence; Material Properties	49

5.2	Insurance	49

5.3	Taxes	50

5.4	Financial Statements, Reports, Etc.	50

5.5	Litigation and Other Notices	50

5.6	Compliance with Laws	50

5.7	Maintaining Records; Access to Properties and Inspections	51

5.8	[Reserved]	51

5.9	Use of Proceeds	51

5.10	Compliance with Environmental Laws	51

5.11	Further Assurances; Additional Security	51

5.12	Hedge Agreements	53

5.13	Wholly-Owned Status of Opco	53

SECTION 6. NEGATIVE COVENANTS		53

6.1	Indebtedness	53

6.2	Liens	54

6.3	Investments, Loans and Advances	55

6.4	Mergers, Consolidations, and Sales of Assets	56

6.5	Restricted Payments	56

6.6	Transactions with Affiliates	59

6.7	Limitation on Modifications of Other Agreements; Etc.	60

6.8	Changes in Fiscal Year	60

6.9	Subsidiaries	60

6.10	Amendments to Organization Documents	60

6.11	Passive Holding Company	61

6.12	Opco Credit Agreement	61

SECTION 7. [INTENTIONALLY OMITTED]		61

SECTION 8. EVENTS OF DEFAULT		61

8.1	Events of Default	61

SECTION 9. AGENTS		64

9.1	Authorization and Action	64

9.2	Agent’s Reliance, Etc.	65

9.3	Agent and its Affiliates	66

9.4	Lender Credit Decision	67

9.5	Indemnification of Agents	67

9.6	Successor Agents	68

9.7	Arranger Has No Liability	68

9.8	Administrative Agent May File Proofs of Claim	69

9.9	Withholding	69

SECTION 10. MISCELLANEOUS		70

10.1	Notices; Communications	70

10.2	Survival of Agreement	71

10.3	Binding Effect	72

10.4	Successors and Assigns	72

10.5	Expenses; Indemnity	78

10.6	Right of Set-off	80

10.7	Applicable Law	81

10.8	Waivers; Amendment	81

10.9	Interest Rate Limitation	83

10.10	Entire Agreement	84

10.11	WAIVER OF JURY TRIAL	84

10.12	Severability	84

10.13	Counterparts	84

10.14	Headings	84

10.15	Jurisdiction; Consent to Service of Process	84

10.16	Confidentiality	85

10.17	Platform; Borrower Materials	87

10.18	Release of Liens	87

10.19	Judgment	88

10.20	USA PATRIOT Act Notice; Beneficial Ownership Regulation	89

10.21	Acknowledgements	89

10.22	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	90

10.23	Limitations Act, 2002 (Ontario)	90

10.24	[Intentionally Omitted]	90

10.25	Force Majeure	90

10.26	ERISA Matters	91

APPENDICES
APPENDIX A	Term Loan Commitments

SCHEDULES
Schedule 1.1(d)	Excluded Property
Schedule 4.4	Filings and Governmental Approvals
Schedule 4.8	Equity Interests
Schedule 10.1	Notice Addresses

EXHIBITS
EXHIBIT A	[FORM OF] FUNDING NOTICE
EXHIBIT B	[FORM OF] PREPAYMENT NOTICE
EXHIBIT C	[FORM OF] TERM LOAN NOTE
EXHIBIT D	[FORM OF] ASSIGNMENT AGREEMENT
EXHIBIT E	[FORM OF] SOLVENCY CERTIFICATE

v

364-DAY BRIDGE LOAN AGREEMENT

This 364-DAY BRIDGE LOAN AGREEMENT, dated as of May 10, 2019, is entered into by and among GTWY Holdings Limited, a corporation formed under the laws of Canada (the “Borrower”), the Lenders party hereto from time to time, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, the Borrower will borrow the Term Loans hereunder on the Closing Date, the net proceeds of which will be used, on the Closing Date, to (i) pay the Specified Payments and (ii) pay fees and expenses in connection with the foregoing (collectively, the “Transactions”); and

WHEREAS, the Lenders have agreed to provide Term Loans to the Borrower in an aggregate principal amount equal to $135,000,000 (the “Term Facility”).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Administrative Agent” as defined in the preamble hereto.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through voting power represented by issued and outstanding Equity Interests, by contract or otherwise.

“Agent(s)” means each of the Administrative Agent and the Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.15.

“AGLC” means the Alberta Gaming and Liquor Commission, its successors and assigns.

“Agreement” means this 364-Day Bridge Loan Agreement, dated as of May 10, 2019, as it may be further amended, restated, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws” as defined in Section 4.22(a).

“Applicable Margin” means, for any Term Loan at any time, the percentage rate per annum which is applicable at such time as set forth in the following schedule:

Closing Date through 29 days after the Closing Date	30 days after Closing Date through 59 days after Closing Date	60 days after Closing Date through 89 days after Closing Date	90 days after Closing Date through 119 days after Closing Date	120 days after Closing Date through 179 days after Closing Date	180 days after Closing Date through 239 days after Closing Date	240 days after Closing Date and thereafter
7.50%	8.00%	8.50%	9.00%	10.00%	12.50%	15.00%

“Approved Fund” as defined in Section 10.4(b)(ii).

“Arranger” means MSSF, as Sole Lead Arranger and Sole Bookrunner.

“Asset Sale” means any sale, transfer or other disposition (other than by way of license or lease in the ordinary course of business) of any assets by the Borrower. For avoidance of doubt, none of the following shall constitute “Asset Sales”: (1) issuances of Equity Interests by the Borrower, (2) any sale, transfer or other disposition by any subsidiary of the Borrower (other than the sale, transfer or other disposition of all or substantially all of the assets of Opco and its subsidiaries) or (3) any transaction permitted by Section 6.4.

“Assignment Agreement” means, as applicable, an assignment and assumption agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by the Administrative Agent and the Borrower.

“Assignor” as defined in Section 10.4(b)(i).

“Authorized Agent” as defined in Section 10.15(c)(i).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), Financial Officer of such Person or any other individual designated (i) by the Board of Directors or member of such Person or (ii) in writing to the Administrative Agent by an existing Authorized Officer of such Person as an authorized signatory of any document or certificate delivered hereunder.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“BCLC” means the British Columbia Lottery Corporation, its successors and assigns.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BIA” means the Bankruptcy and Insolvency Act (Canada) as now and hereafter in effect, or any successor statute.

“Board of Directors” means with respect to any Person, the board of directors (or comparable governing body or managers) of such Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable governing body or managers).

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Borrower Materials” as defined in Section 10.17.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, Toronto, Ontario or the Province of British Columbia is a day on which banking institutions located in such state or province are authorized or required by law or other governmental action to close.

“Canadian Anti-Terrorism Laws” means any law, judgment, order, executive order, decree, ordinance, rule or regulation related to terrorism financing or money laundering applicable in Canada including Part II.1 of the Criminal Code, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, and regulations promulgated pursuant to the Special Economic Measures Act, and the United Nations Act.

“Canadian Dollar Equivalent” means (i) with respect to an amount denominated in any currency other than Canadian Dollars on any date, the equivalent in Canadian Dollars of such amount determined pursuant to Section 1.6 using the Exchange Rate with respect to such currency at the time in effect under the provisions of Section 1.6 and (ii) with respect to an amount denominated in Canadian Dollars on any date, the amount thereof.

“Canadian Dollars” or “C$” refers to the lawful money of Canada.

“Canadian Pension Plan” means a plan that is or is intended to be a “registered pension plan” as such term is defined in the Income Tax Act (Canada).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under IFRS and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with IFRS; provided that any obligations that would not be accounted for as Capital Lease Obligations under IFRS as of the Closing Date shall not be included in Capital Lease Obligations after the Closing Date due to any changes in IFRS or interpretations thereunder or otherwise.

“Capital Stock” means (1) in the case of a corporation, corporate stock or shares; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means as at any date of determination, any of the following:

(1) Canadian dollars, U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union:

(2) securities issued or directly and fully guaranteed or insured by the U.S. government, the Canadian government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million and whose long-term debt is rated “A” or the equivalent thereof by DBRS, Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “Al” or the equivalent thereof by DBRS, Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America, province of Canada or any political subdivision thereof having one of the two highest rating categories obtainable from either DBRS, Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than a Sponsor or any of its Affiliates) with a rating of “A” or higher from S&P, “A2” or higher from Moody’s or “A” or higher from DBRS (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Cash Management Agreement” means any agreement to provide to Borrower or any of its Subsidiaries cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services allocation.

“Casualty Event” means any settlement of, or payment in respect of, (i) any property or casualty insurance claim or (ii) any seizure, condemnation, confiscation or taking under the power of eminent domain of, requisition of title to or use of, or any similar event in respect of, or proceeding relating to, any asset of the Borrower.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada) as now and hereafter in effect or any successor statute.

“CFPOA” means the Corruption of Foreign Public Officials Act (Canada) as now and hereafter in effect, or any successor statute.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the Closing Date, (b) any change in law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.17, by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority, made or issued after the Closing Date; provided, however, that, notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any equivalent European regulation, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive relating to the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America, Canada or other foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, amended or issued.

“Change of Control” means:

(a) prior to a Qualified IPO, the Permitted Holders cease to beneficially own (as defined below), or to have, directly or indirectly, the power to vote or direct the voting of, Voting Interests of the Borrower representing a majority of the voting power of the total outstanding Voting Interests of the Borrower;

(b) following a Qualified IPO, the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) or group (as that term is used in Section 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the “beneficial owner” (as such term is defined under Rule 13d3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Interests of the Borrower, measured by voting power rather than number of shares;

(c) [reserved]; or

(d) at any time a change of control or similar event (however defined) occurs under any Opco Agreement.

“Charges” as defined in Section 10.9(a).

“Closing Date” means the date on which the conditions specified in Section 3.1 are satisfied (or waived by the Lender in accordance with Section 10.8).

“Collateral” means, all the “Collateral” (or equivalent term) as defined in any Collateral Document.

“Collateral Agent” means MSSF, in its capacity as collateral agent.

“Collateral Requirement” means the requirement that:

(a) [reserved];

(b) on or prior to the Closing Date, (i) the Administrative Agent shall have received subject to the exceptions (if any) set forth in the Securities Pledge Agreement, a pledge of all the issued and outstanding Equity Interests of Opco and (ii) the Administrative Agent (or a designated bailee thereof) shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) [reserved];

(d) [reserved];

(e) after the Closing Date, subject to the exceptions set forth in the Collateral Documents, (i) all the outstanding Equity Interests of, subject to Section 5.11(c), all the Equity Interests that are acquired by the Borrower after the Closing Date, shall have been pledged pursuant to the Securities Pledge Agreement and (ii) the Administrative Agent (or a designated bailee thereof) shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, to the extent required by the Securities Pledge Agreement;

(f) except as otherwise contemplated by the Collateral Documents or as set out in Schedule 5.11, all documents and instruments, including UCC financing statements, PPSA financing statements or similar registrations under the Civil Code of Quebec, and all other actions reasonably requested by the Administrative Agent to be filed, registered, recorded or delivered to create the Liens intended to be created by the Collateral Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been delivered to the Administrative Agent (or a designated bailee thereof) for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Collateral Document;

(g) except as otherwise contemplated by any Collateral Document or as set forth in Schedule 5.11, the Borrower shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Collateral Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(h) after the Closing Date, the Administrative Agent shall have received such other Collateral Documents as may be required to be delivered pursuant to Section 5.11 and (ii) upon reasonable request by the Administrative Agent, evidence of compliance with any other requirements of Section 5.11.

“Collateral Documents” means the Securities Pledge Agreement and all other instruments, documents and agreements delivered by or on behalf of the Borrower pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any personal property of the Borrower as security for the Obligations.

“continuing” means, with respect to any default or event of default, that such default or event of default has not been cured or waived.

“Contract Rights” as defined in the definition of “Excluded Assets”.

“Credit Document” means any of this Agreement, the Term Loan Notes, if any, the Collateral Documents, the Fee Letter and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of the Borrower for the benefit of any Agent, or any Lender in connection herewith on or after the Closing Date.

“Currency” means each of Dollars and Canadian Dollars.

“Debtor Relief Laws” means the Bankruptcy Code, the CCAA the BIA, the Winding-up Act (Canada), the reorganization provision of the applicable corporate statutes, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of Canada or the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to the Applicable Margin plus 2.0% per annum.

“Defined Benefit Plan” means a Canadian Pension Plan which contains a “defined benefit provision,” as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Disqualified Persons” means (a) any person which is a competitor of the Borrower identified by name in writing to the Arranger by the Borrower on or prior to the Closing Date, (b) any person which is or becomes a competitor of the Borrower that is identified by name in writing to the Administrative Agent by the Borrower from time to time after the Closing Date and (c) any Affiliate of a person identified pursuant to clauses (a) or (b) that is readily identifiable by name (other than bona fide debt funds unless separately identified in writing in accordance with clauses (a) or (b) above) or any Affiliate of a person identified pursuant to clauses (a) or (b) that is identified in writing by the Borrower to the Administrative Agent.

“Disqualified Stock” means any Equity Interests of such person that, by their terms (or by the terms of any security into which such Equity Interests are convertible or for which such Equity Interests are redeemable or exchangeable), or upon the happening of any event or condition, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control, Qualified IPO or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, Qualified IPO or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Term Loan Commitments), (b) are convertible or exchangeable for Indebtedness or Disqualified Stock, or (c) are redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days following the latest Maturity Date at the time of issuance of such Equity Interests; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Distress Event” means, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, other than via an Undisclosed Administration, a voluntary or involuntary case filed with respect to such Distressed Person, under any debtor relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachments on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Distressed Person” as defined in the definition of “Distress Event”.

“Dollar Equivalent” means (i) with respect to an amount denominated in any currency other than Dollars on any date, the equivalent in Dollars of such amount determined pursuant to Section 1.6 using the Exchange Rate with respect to such currency at the time in effect under the provisions of Section 1.6 and (ii) with respect to an amount denominated in Dollars on any date, the amount thereof.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Earn-Outs” means any consideration in connection with an acquisition that is in any way contingent on the performance of the business being acquired.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an affiliate of any Lender or an Approved Fund (any two or more Approved Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, none of the following shall be an Eligible Assignee: (a) the Borrower or any Affiliate of the Borrower, (b) any Disqualified Person and (c) any Person who is engaged in operating or managing Gaming Facilities or an “associate” (within the meaning of the applicable Gaming Law) of such Person (other than by virtue solely of being a Lender or by virtue of being a creditor of such Gaming Facility that has exercised a power of foreclosure or similar right).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) which is or was sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower, any of its subsidiaries or any of their respective ERISA Affiliates but excluding Canadian Pension Plans.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage to the Environment or to human health and safety.

“Environmental Laws” means any and all applicable current or future foreign or domestic, federal or state or provincial (or any subdivision of any of them) laws (including the common law), statutes, ordinances, orders, rules, or regulations relating to pollution, the protection of the Environment or to human health and safety.

“Environmental Liability” means any liability directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, or (d) the Release or threatened Release of any Hazardous Materials, including, in each case, any such liability which the Borrower has retained or assumed either contractually or by operation of law.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Equity Issuance” means the issuance of any Equity Interests of the Borrower to any Person except (a) pursuant to any employee stock plans, director stock plans, employee compensation plans, non-employee director equity compensation plans, other benefit plans or similar arrangements or any direct and dividend reinvestment plan (or contributed to any pension plan) or upon the conversion or exercise of outstanding options or other equity awards and (b) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by Persons other than the Borrower or its Subsidiaries under applicable law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Sections 412 and 430 of the Internal Revenue Code and Sections 302 and 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code and Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to

Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower, any of its subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower, any of its subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Borrower, any of its subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan or the receipt by the Borrower, any of its subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) a failure by the Borrower, any of its subsidiaries or any of their respective ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA, (ix) a determination that any Pension Plan is, or is reasonably expected to be, in “at risk” status, within the meaning of Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA; (x) receipt from the Internal Revenue Service of written notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xi) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code; or (xii) any event with respect to any Non-U.S. Plan which is similar to any event described in any of subsections (i) through (xi) hereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent or Canadian Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars or Canadian Dollars, as applicable, at the time of determination on such day as established by Bank of Canada at approximately noon (Toronto, Ontario local time) or if Bank of Canada no longer quotes such spot rate of exchange at approximately noon, then at approximately 4:30PM on such day for such currency. In the event that such rate is not available, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars or Canadian Dollars for delivery two (2) Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Assets” means (i) any “Consumer Goods” as defined in the Personal Property Security Act (British Columbia), the Personal Property Security Act (Alberta) or the Personal Property Security Act (Ontario), (ii) proceeds payable to third parties under directors and officers liability policy and public liability policies in respect of issued claims, (iii) proceeds under any insurance policies which are payable to any holder of a Permitted Lien which has priority under any applicable laws, (iv) any agreements, contracts, franchises, rights, leases, leasehold property, licenses or permits (or rights thereunder), contract rights or intellectual property rights to the extent that the grant of a mortgage, charge, pledge, sublease, assignment or security interest would constitute a violation or breach of a restriction or prohibition on such grant (including, in each case, a statutory or regulatory prohibition or restriction) (collectively, the “Contract Rights”), or would otherwise permit the acceleration or termination of such Contract Right, unless or until any required consents, waiver or other actions have been obtained, (v) equity interests in any Person that is less than 100% wholly-owned by the Borrower, unless the grant of a mortgage, charge, pledge, sublease, assignment and security interest would not constitute a violation or breach of a restriction or prohibition on such grant contained in any document governing such Equity Interest, (vi) any license or permit granted to the Borrower, by any nation or government, any state, province, territory, city, municipal entity or other political subdivision thereof; or any Governmental Authority to carry on or operate a business (a “Public License”), if and to the extent that: (A) the granting of a security interest in or over, or an assignment of, the Public License constitutes a breach and/or default in respect of such Public License; (B) the granting of a security interest in or over, or an assignment of, the Public License requires the consent of such Governmental Authority and the consent of such Governmental Authority has not been obtained; or (C) the granting of a security interest over, or an assignment of, the Public License results in a transfer of the Public License to the Collateral Agent and the Collateral Agent is not eligible under the policies and procedures of the applicable Governmental Authority to be a transferee of the Public License; but the Borrower shall hold to the extent that and only for so long as doing so will not constitute a breach and/or default with respect to the relevant Public License its interest in any such Public License in trust for the Collateral Agent until such time as the requisite consents or waivers of the relevant Governmental Authority are obtained, (vii) any equipment or other assets owned by the Borrower that is subject to a purchase money lien or Capital Lease Obligation, in each case permitted under this Agreement, if the contract or other agreement in which the Lien is granted (or the documentation providing for such Capital Lease Obligation) prohibits or requires the consent of any Person other than the Borrower as a condition to the creation of any other security interest on such equipment or asset and, in each case, the prohibition or requirement is permitted under this Agreement and (viii) the property set forth on Schedule 1.1(d).

“Excluded Indebtedness” means all Indebtedness not incurred in violation of Section 6.1.

“Excluded Taxes” means, with respect to any Recipient:

(a) Taxes imposed on (or measured by) its net income, profits, gains or branch profits (and any franchise, capital or similar Taxes imposed in lieu of net income Taxes) that are (x) imposed by any jurisdiction as a result of the applicable Recipient being organized under the laws of or being a resident of, or having its principal office located in or, in the case of a Lender, its applicable lending office, located in, such jurisdiction (or any political subdivision thereof) or (y) Other Connection Taxes,

(b) in the case of any Lender, any Tax that is attributable to such Lender’s failure to comply with Section 2.18(c),

(c) any Canadian withholding Taxes imposed on any amount paid or credited, or deemed as paid or credited, by or on account of any obligation of the Borrower under this Agreement or any Credit Document: (i) to a Person with which the Borrower does not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of making such payment or (ii) in respect of a debt or other obligation to pay an amount to a Person with whom the payer is not dealing at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of such payment (other than where the non-arm’s length relationship arises solely from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Credit Document),

(d) any Canadian withholding Taxes imposed on any amount paid or credited, or deemed as paid or credited, to any Recipient by reason of such Recipient: (i) being a “specified non-resident shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Borrower, or (ii) not dealing at arm’s length (for the purposes of the Income Tax Act (Canada)) with a “specified non-resident shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Borrower (other than where such Recipient is a “specified non-resident shareholder,” or does not deal at arm’s length with a “specified non-resident shareholder” solely as a result of the Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Credit Document),

(e) any Taxes imposed under FATCA, and

(f) any US federal backup withholding Tax imposed under Section 3406 of the Internal Revenue Code.

“Executive Order” as defined in Section 4.22(a).

“FATCA” means (a) Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to current Section 1471(b)(1) of the Internal Revenue Code (or any amended or successor version described above), and (c) any intergovernmental agreement between the U.S. and any other jurisdiction, (and any related treaty, law or regulation) implementing any law or regulation referred to in paragraph (a) above.

“FCPA” as defined in Section 4.23.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by the Administrative Agent. If the Federal Funds Effective Rate shall be less than zero it shall be deemed zero for purposes of this Agreement.

“Fee” means any fee or expense pursuant to any of the Credit Documentation.

“Fee Letter” means the $135,000,000 364-Day Senior Secured Bridge Facility Fee Letter, dated as of May 10, 2019, between the Borrower and MSSF.

“Financial Officer” means, of any person, the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person (and, in the case of the Borrower, shall also mean each person performing similar duties as the foregoing (including any director, manager or member of the Borrower)).

“Fiscal Quarter” means each three-month period ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve-month period ending on December 31.

“Foreign Official” means a person acting in an official capacity for or on behalf of any Governmental Authority.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“Gaming Authority” means any Governmental Authority (including crown corporations), with regulatory, licensing or permitting authority or jurisdiction over any gaming or horse racing operation, business or enterprise or any Gaming Facility (including the BCLC, the Gaming Policy and Enforcement Branch, a division of the British Columbia Ministry of Public Safety and Solicitor General, the OLGC, and the Alcohol and Gaming Commission of Ontario), owned, managed, or operated by the Borrower.

“Gaming Facility” means any gaming or pari-mutuel wagering establishment, including any casino or “racino,” and other property or assets related, ancillary or complementary thereto, or used in connection therewith, including any hotels, resorts, horserace tracks, off track wagering sites, bingo facilities, card clubs, theatres, parking facilities, recreational vehicle parks, retail shops, restaurants, pubs, golf courses, marinas, vessels, barges and ships and other similarly licensed facilities, related or ancillary businesses or recreation and entertainment facilities.

“Gaming Law” means all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities and rules, regulations, codes and ordinances of Gaming Authorities and all administrative or judicial orders or decrees or other laws pursuant to which any Gaming Authority possesses regulatory, licensing or permitting authority over gambling, gaming or Gaming Facility activities conducted by the Borrower within its jurisdiction; and (b) orders, decisions, determinations, judgments, awards, decrees, approvals, consents and waivers of any Gaming Authority.

“Governmental Authority” means any applicable foreign or domestic, federal, state, provincial, territorial, municipal, supranational, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof (which shall include, without limitation, the European Central Bank and the Council of Ministers of the European Union) or any entity, officer or examiner exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, a province or territory of Canada, Canada or any other foreign entity or government.

“Hazardous Materials” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, asbestos, asbestos containing materials, polychlorinated biphenyls, chlorofluorocarbons, radon gas, toxic mold and any other chemical, material or substance regulated or which can give rise to liability under any Environmental Law.

“Hazardous Materials Activity” means any use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes.

“IFRS” means, subject to the provisions of Section 1.2, the International Financial Reporting Standards as issued by the International Accounting Standards Board and interpretations issues by the International Financial Reporting Committee from time to time, and any successor standards or bodies thereto.

“Indebtedness” means, with respect to any Person, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (d) [reserved], (e) all guarantees by such Person of Indebtedness described in the other clauses of this definition of other Persons, (f) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (i) the fair market value (as determined in good faith by the Borrower) of such asset at such date of determination, and (ii) the amount of such Indebtedness of such other Person, (g) all Capital Lease Obligations of such Person, (h) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements, (i) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, (j) the principal component of all obligations of such Person in respect of bankers’ acceptances and (k) the principal amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided that Indebtedness shall not include (i) current trade liabilities and current intercompany liabilities (other than any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business, (ii) prepaid or deferred revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller of such asset, (iv) Earn-Outs (until such obligations become a liability on the balance sheet of such Person in accordance with IFRS), (v) [reserved], (vi) any amounts relating to employee consulting arrangements entered into in the ordinary course of business, accrued expenses, deferred rent, deferred taxes, obligations under employment agreements and deferred compensation arrangements in each case entered into in the ordinary course of business, or (vii) any Gaming Authority’s share of gaming win arising at any Gaming Facility owned, managed or operated by the Borrower or any of its Subsidiaries.

“Indemnified Costs” as defined in Section 9.5(a).

“Indemnified Taxes” means all Taxes (other than Excluded Taxes and Other Taxes) imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document.

“Indemnitee” as defined in Section 10.5(b).

“Information” as defined in Section 4.14(a).

“Intellectual Property” means, as to any Person, all right, title and interest of such Person in and to all of the following, as they exist in any jurisdiction throughout the world: (i) patents (including reissued and reexamined patents), patent applications (including any divisional, continuation or continuation-in-part application thereof) and other patent rights; (ii) trademarks, service marks, trade names, trade dress and corporate names; (iii) internet domain names; (iv) copyrights; (v) computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs; (vi) trade secrets, inventions, know-how, research, information and processes; (vii) any other similar type of proprietary or intellectual property right; (viii) licenses related to any of the foregoing; and (ix) any registrations or applications for registration of any of the foregoing.

“Interest Payment Date” means the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Term Loan.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended to the Closing Date and from time to time hereafter, and any successor statute.

“Investment” means (a) any purchase or other acquisition by the Borrower of, or of a beneficial interest in, any of the Equity Interests of any other person, (b) the acquisition by purchase or otherwise (other than purchases or other acquisitions of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any person or any division or line of business or other business unit of any person and (c) any loan, advance or capital contribution by the Borrower to any other person (other than the Borrower). Subject to Section 6.3, the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but giving effect to any repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the initial Investment).

“Lender” means each Lender that holds a Term Loan, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Cash Management Agreement or a Hedge Agreement (including any Person who was an Agent or a Lender or an Affiliate thereof as of the Closing Date, in connection with the initial syndication of the Term Loans or the date on which such Person became a counterparty to a Cash Management Agreement or a Hedge Agreement but in each case subsequently ceases to be an Agent or a Lender or an Affiliate thereof, as the case may be).

“Lender Party” means any of the Administrative Agent, the Collateral Agent, any Arranger or any Lender.

“Lien” means with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge, assignment by way of security or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a subsidiary), any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Long Term Incentive Program Payment” means the payments that Opco is required to make to its employees in accordance with their respective employment contracts that result from the Borrower making the Specified Payments.

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the assets, business, financial condition or results of operations, of the Borrower, (ii) the ability of the Borrower to perform its payment obligations under the Credit Documents or (iii) the rights and remedies of the Administrative Agent under the Credit Documents.

“Material Contract” means each contract or agreement entered into by the Borrower, the termination or cancellation of which would reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Term Loans and Indebtedness under the Opco Agreements) of the Borrower or any subsidiary in an aggregate principal amount exceeding $25,000,000.

“Material Permits” means the licenses, authorizations, consents, permits or approvals issued by a Governmental Authority pursuant to any applicable law which are required by the Borrower to own its property or carry on its business (including any casino facility license issued by the AGLC) and the absence, withdrawal or termination of which would reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earlier of the date that is 364 days after the Closing Date and the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” as defined in Section 10.9(a).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“MSSF” means Morgan Stanley Senior Funding Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Cash Proceeds” means:

(a) 100% of the cash proceeds actually received by the Borrower or its Subsidiary as applicable (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when actually received) in respect of any Asset Sale (except as provided below) or Casualty Event, net of (i) reasonable, documented and invoiced attorneys’ fees, auditors’ fees, SEC or other securities commission filing fees, printers’ fees, accountants’ fees, consultant fees, investment banking, placement agent, brokerage, arranger or underwriting and advisory fees and any other customary fees and expenses actually incurred by the Borrower or any of its Restricted Subsidiaries in connection with the applicable event, (ii) documented search and recording charges actually incurred by the Borrower or any of its Restricted Subsidiaries in connection with the applicable event, (iii) required debt payments and required payments of other obligations in respect of Indebtedness (including principal, interest, premium or penalty fees with respect thereto) secured by a Permitted Lien on any asset that is the subject of such Asset Sale or Casualty Event (other than any Lien created pursuant to a Collateral Document or a Lien which is expressly pari passu with the Liens created pursuant to any Collateral Document (in which case the pro rata portion (determined based on the then outstanding principal amount of all pari passu Indebtedness that would otherwise be required to be prepaid with such Net Cash Proceeds) of such Net Cash Proceeds applied in respect of any such payments secured by the Liens pursuant to any Collateral Document shall not constitute Net Cash Proceeds for purposes hereof) or junior to the Liens created pursuant to the Collateral Documents)), (iv) other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (v) Taxes (and the amount of any distributions made by the Borrower or any Parent Entity pursuant to Section 6.5 to permit any Parent Entity to pay Taxes), including sales, transfer, deed or mortgage recording Taxes, paid, payable or accrued or reasonably estimated to be required to be paid or accrued as a result thereof, and any other payment required by applicable law as a result of such Asset Sale, (vi) any reserve established in accordance with IFRS (provided, that such reserved amounts shall be Net Cash Proceeds to the extent of and at the time of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount)) and (vii) any payment amount required to be paid by law, rule or regulation upon receipt to a third party related to the transaction (including to labor unions and environmental trusts) in each case, as determined in good faith by an Authorized Officer of the Borrower.

(b) 100% of the cash proceeds from any Equity Issuance or the incurrence or sale by the Borrower of Indebtedness (other than Excluded Indebtedness) net of all Taxes and fees (including investment banking fees), underwriting discounts, commissions, costs and other expenses (including legal fees and expenses), in each case, incurred in connection with such incurrence, issuance or sale.

“New York Courts” as defined in Section 10.15(a).

“Non-Consenting Lender” as defined in Section 2.19(c).

“Non-Public Information” means material non-public information (within the meaning of Canadian, United States federal, state, provincial or other applicable securities laws) with respect to the Borrower or its subsidiaries or securities.

“Non-U.S. Plan” means any Employee Benefit Plan maintained or contributed to by the Borrower or any of its subsidiaries that is mandated or governed by any law, rule or regulation of any Governmental Authority other than the United States, any State thereof or any other political subdivision thereof, but for greater certainty excludes a Canadian Pension Plan.

“Obligations” means all obligations of every nature of the Borrower, from time to time owed to Agents (including former Agents), Lenders or any of them and Lender Counterparties, under any Credit Document, Secured Cash Management Agreement or Secured Hedge Agreement, whether for principal, interest (including interest, fees and other amounts which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest, fees and other amounts in the related bankruptcy proceeding), payments for early termination of Secured Hedge Agreements, fees (including any prepayment fees payable hereunder), expenses, indemnification or otherwise.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Lists” means, collectively, the List of Specially Designated Nationals and Blocked persons maintained by OFAC, as amended from time to time, or any similar lists issued by OFAC.

“OLGC” means the Ontario Lottery and Gaming Corporation together with its successors and assigns.

“Opco Agreements” means (i) that certain Amended and Restated Credit and Guaranty Agreement, dated as of February 22, 2017, and as amended and restated as of March 31, 2018, by Opco, as the borrower, certain subsidiaries of Opco, as guarantors, the lenders parties thereto, the Bank of Montreal, as administrative agent, and BNY Trust Company of Canada, as collateral agent (the “Opco Credit Agreement”), and (ii) the indenture governing Opco’s 8.50% Second Priority Senior Secured Notes due 2020.

“Opco” means Gateway Casinos & Entertainment Limited, a corporation formed under the laws of Canada.

“Opco Credit Agreement” has the meaning set forth in the definition of “Opco Agreements”.

“Organizational Documents” means (i) with respect to any corporation or company or unlimited liability company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official including an official of a non-United States government, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official in such official’s relevant jurisdiction.

“Original Currency” as defined in Section 10.19(a).

“Other Connection Taxes” means, with respect to the Recipient, Taxes imposed as a result of a present or former connection between the Recipient and the jurisdiction imposing such Tax (other than connections arising from the Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, this Agreement or any other Credit Document).

“Other Currency” as defined in Section 10.19(a).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Parent Entity” means any direct or indirect parent of the Borrower.

“Participant” as defined in Section 10.4(d)(i).

“Participant Register” as defined in Section 10.4(d)(i).

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Holder Group” as defined in the definition of “Permitted Holders”.

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) any Person that has no material assets other than the Capital Stock of the Borrower and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Interests of the Borrower, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clause (i) above, holds more than 50% of the total voting power of the Voting Interests thereof and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clause (i) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Interests of the Borrower (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clause (i) above) beneficially owns more than 50% on a fully diluted basis of the Voting Interests held by the Permitted Holder Group.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, unlimited liability companies, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“PIK Interest” as defined in Section 2.7(g).

“Platform” as defined in Section 10.17.

“PPSA” means the Personal Property Security Act (Ontario) or similar legislation of any other Canadian province or territory (including the Civil Code of Quebec) the laws of which are required by such legislation and conflicts of law rules to be applied in connection with the perfection, enforcement, priority or validity of security interests.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Notice” means a notice substantially in the form of Exhibit B.

“Principal Office” means the Administrative Agent’s “Principal Office” as set forth on Schedule 10.1, or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to Borrower, the Administrative Agent and each Lender.

“Pro rata Share” means with respect to all payments, computations and other matters relating to the Term Loans of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure relating to Term Loans of that Lender by (b) the aggregate Term Loan Exposure relating to Term Loans of all Lenders.

“Prohibited Person” means any Person who is the target of international economic sanctions adopted, administered or enforced by Canada, the United Nations Security Council, the European Union, the United Kingdom, OFAC (including any Persons who are the targets of country-specified or activity-specific sanctions administered by OFAC and any Persons named on any OFAC List), the U.S. Department of Commerce Bureau of Industry and Security, or the U.S. Department of State, or pursuant to any other law, rules, regulations or other official acts of the United States or Canada (each of the foregoing, collectively, “Sanctions”).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” means Lenders that do not wish to receive Non-Public Information.

“Public License” as defined in the definition of “Excluded Assets”.

“Qualified IPO” means an underwritten public offering of the Equity Interests of the Borrower or any Parent Entity of the Borrower that generates gross cash proceeds of at least C$50,000,000, other than a public offering pursuant to a registration statement on Form S-4 or Form S-8.

“Recipient” means the Administrative Agent and each Lender.

“Refunding Capital Stock” as defined in Section 6.5(f).

“Register” as defined in Section 2.6(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, sub-agents, trustees, advisors and attorneys of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the Environment, or within from, or into any building, structure, facility or fixture.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and representing more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders.

“Restricted Payment” means (a) any dividend or other distribution on account of any class of Equity Interests of the Borrower now or hereafter outstanding, except a dividend payable solely in shares of Equity Interests, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Equity Interests of the Borrower now or hereafter outstanding and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Equity Interests of the Borrower now or hereafter outstanding.

“Restricted Subsidiary” has the meaning set forth in the Opco Credit Agreement.

“Retired Capital Stock” as defined in Section 6.5(f).

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctioned Jurisdiction” means any of the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria or any other country or territory, in each case, to the extent that such country or territory itself is the subject (or becomes the target) of comprehensive Sanctions.

“Sanctions” as defined in the definition of “Prohibited Person.”

“Secured Cash Management Agreement” means a Cash Management Agreement entered into by the Borrower with a Lender Counterparty.

“Secured Hedge Agreement” means a Hedge Agreement entered into by the Borrower with a Lender Counterparty.

“Secured Parties” means the Agents, the Lenders and the Lender Counterparties and shall include, without limitation, all former Agents, Lenders and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders or Lender Counterparties and such Obligations have not been paid or satisfied in full.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Pledge Agreement” means the securities pledge agreement executed by the Borrower on the Closing Date, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Solvency Certificate” means a Solvency Certificate of any Financial Officer of the Borrower substantially in the form of Exhibit E.

“Specified Payments” means one or more distributions to shareholders of the Borrower, including to a transfer agent on behalf of shareholders, and payments to management of the Borrower and Opco under existing incentive plans, not exceeding $8,501,820.03 in the aggregate, to be paid by way of a return of capital, dividend, other similar distribution, or other payment, or any combination of the foregoing.

“Specified Event of Default” means any Event of Default under Section 8.1(b), Section 8.1(c), Section 8.1(g) or Section 8.1(h).

“Sponsors” means The Catalyst Capital Group Inc. (or an Affiliate thereof (other than a portfolio company)) and/or Tennenbaum Opportunities Partners V, LP (or an Affiliate thereof (other than a portfolio company)).

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (ii) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Supplemental Agent” as defined in Section 9.1(d).

“Tax” means any present or future tax, levy, impost, duty, assessment, fee, deduction or withholding (together with interest, penalties and other additions thereto) or other similar charge imposed by any Governmental Authority.

“Tax Group” as defined in Section 6.5(e).

“Term Facility” as defined in the recitals hereto.

“Term Loan” means the term loans made by a Lender to the Borrower pursuant to Section 2.1(a) on the Closing Date.

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitment as of the Closing Date is $135,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Note” means a promissory note in the form of Exhibit C, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Threshold Amount” means, if applicable as to any Gaming Authority, the lowest Dollar amount of aggregate Term Loans and Term Loan Commitments of any Lender or proposed Lender as prescribed or determined by such applicable Gaming Authority, at or above which: (a) the approval or consent of such Gaming Authority to such Lender may be required, or (b) the Borrower would be required to notify such Gaming Authority of the identity of such Lender, or (c) such Lender would be required to be registered, licensed, qualified or submit to probity and found suitable under, or otherwise comply with the requirements of, applicable Gaming Law.

“Transactions” as defined in the recitals hereto.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Voting Interests” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with IFRS. Financial statements required to be delivered by the Borrower to Lenders pursuant to Sections 5.4(a) and 5.4(b) shall be prepared in accordance with IFRS as in effect at the time of such preparation. If at any time any change in IFRS would affect the computation of any financial ratio or requirement set forth in any Credit Document, and the Administrative Agent or Borrower shall so request, the Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in IFRS (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in conformity with those accounting principles and policies as in effect immediately prior to such change.

1.3 Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable.

1.4 [Intentionally Omitted].

1.5 [Intentionally Omitted].

1.6 Currency Translation. Unless otherwise specifically set forth in this Agreement, monetary amounts shall be in Dollars. For purposes of determining compliance as of any date with Sections 6.1, 6.2, 6.3, 6.4, 6.5 and 6.6, amounts incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rates in effect on the first Business Day of the Fiscal Quarter in which such determination occurs or in respect of which such determination shall be made. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Sections 6.1, 6.2, 6.3, 6.4, 6.5 and 6.6 or paragraph (e) or (i) of Section 8.1 being exceeded solely as a result of changes in Exchange Rates from those rates applicable on the first day of the Fiscal Quarter in which such determination occurs or in respect of which such determination is being made.

SECTION 2. LOANS

2.1 Term Loans.

(a) Term Loan Commitments. Subject to the terms and conditions hereof, each Lender with a Term Loan Commitment severally agrees to make, on the Closing Date, a Term Loan to the Borrower in Dollars in an amount equal to such Lender’s Term Loan Commitment. The Borrower may make only one borrowing under the Term Loan Commitments, which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.12(a) and 2.13, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date applicable to such Term Loans. Each Lender’s Term Loan Commitment shall terminate immediately and without further action after giving effect to the funding of such Lender’s Term Loan Commitment on the Closing Date.

(b) Borrowing Mechanics for Term Loans.

(i) The Borrower shall deliver to Administrative Agent a fully executed Funding Notice with respect to the Term Loans no later than one day prior to the Closing Date (or such shorter period as may be acceptable to Administrative Agent). Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make its Term Loans available to Administrative Agent not later than 9:00 a.m. (New York City time) on the Closing Date by wire transfer of Same Day Funds in Dollars at the Principal Office designated by the Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Term Loans available to the Borrower on the Closing Date by causing an amount of Same Day Funds in Dollars equal to the proceeds of all such Term Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to Administrative Agent by the Borrower.

2.2 [Intentionally Omitted].

2.3 [Intentionally Omitted].

2.4 [Intentionally Omitted].

2.5 Pro rata Shares; Availability of Funds.

(a) Pro rata Shares. All Term Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Term Loan requested on the Closing Date, the Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Closing Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on the Closing Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at a rate per annum equal to the greater of (x) the applicable Federal Funds Effective Rate from time to time in effect and (y) a rate determined by the Administrative Agent in accordance with banking rules governing interbank compensation. In the event that (i) Administrative Agent does not make available to Borrower a requested amount on the Closing Date until such time as all applicable Lenders have made payment to Administrative Agent, (ii) any payment by or on behalf of a Lender hereunder is not made in Same Day Funds prior to the time period specified herein and (iii) such delay causes Administrative Agent’s failure to fund to Borrower in accordance with its Funding Notice, such payment shall be deemed a non-conforming payment and such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Term Loans for the period commencing with the time specified in this Agreement for receipt of payment by Borrower through and including the time of Borrower’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrower and the Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at a rate per annum equal to the greater of (x) the applicable Federal Funds Effective Rate from time to time in effect and (y) a rate determined by the Administrative Agent in accordance with banking rules governing interbank compensation. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6 Evidence of Debt; Register; Disqualified Persons; Lenders’ Books and Records; Term Loan Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any applicable Term Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders, and the Term Loans of each Lender from time to time (the “Register”). The Administrative Agent shall record, or shall cause to be recorded, in the Register the principal amount of Term Loans and related interest amounts in accordance with the provisions of Section 10.4, and each repayment or prepayment in respect of the principal amount of the Term Loans. The entries in the Register shall be conclusive absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any Term Loan. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the

Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Borrower hereby designates Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.6, and the Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Disqualified Persons. The list of Disqualified Persons will be available to the Lenders and the Agents upon request to the Administrative Agent. The parties to this Agreement hereby acknowledge and agree that the Administrative Agent shall not be deemed to be in default under this Agreement or to have any duty or responsibility or to incur any liabilities as a result of a breach of this Section 2.6(c), nor shall the Administrative Agent have any duty, responsibility or liability to monitor or enforce assignments, participations or other actions in respect of Disqualified Persons, or otherwise take (or omit to take) any action with respect thereto (it being understood that any assignment or participation to any Disqualified Person shall be without effect and void and the Administrative Agent shall not consider any Disqualified Person to be a Lender or have any rights hereunder). The parties to this Agreement further acknowledge and agree that, notwithstanding the right of the Borrower to provide or supplement the list of Disqualified Persons pursuant to clause (a), (b) or (c) of the definition thereof, in no event shall any such provision or supplement apply retroactively to disqualify any Person or Persons that have previously acquired an assignment or participation interest under this Agreement that is otherwise permitted hereunder; provided that upon the effectiveness of any such provision or supplement, any such Person or Persons shall not be permitted to acquire additional Term Loans, Term Loan Commitments or participations hereunder.

(d) Term Loan Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least three Business Days prior to the Closing Date, (or, if such notice is delivered after the Closing Date, promptly after receipt by Borrower of such notice) the Borrower shall execute and deliver to such Lender (or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.4) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Term Loan Note or Term Loan Notes to evidence such Lender’s Term Loan.

2.7 Interest on Term Loans.

(a) Except as otherwise set forth herein, each Term Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof at the Applicable Margin.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) Interest payable pursuant to Section 2.7(a) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. In computing interest on any Term Loan, the date of the making of such Term Loan shall be included, and the date of payment of such Term Loan shall be excluded; provided, if a Term Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Term Loan.

(f) [Reserved].

(g) Except as otherwise set forth herein, interest on each Term Loan (i) shall be payable, at the Borrower’s option (within five Business Days’ notice to the Administrative Agent), in cash or in kind (“PIK Interest”) by adding such interest to the unpaid principal amount of the applicable Term Loan, whereupon from and after any Interest Payment Date with respect thereto such PIK Interest shall be deemed to be outstanding principal of such Term Loans, (ii) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (iii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Term Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iv) shall accrue on a daily basis and shall be payable in arrears at maturity of the Term Loans, including final maturity of the Term Loans.

2.8 [Reserved].

2.9 Default Interest. During the continuance of any Specified Event of Default, the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

2.10 Fees. The Borrower shall also pay to the Agents such other fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

2.11 Scheduled Payments. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date for the Term Loans the aggregate principal amount of all of its Term Loans outstanding on such date.

2.12 Voluntary Prepayments.

(a) Any time and from time to time, the Borrower may prepay any Term Loans on any Business Day in whole or in part, with any partial prepayment being an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(b) All such prepayments shall be made by delivering a Prepayment Notice upon not less than one Business Day prior written or telephonic notice given to Administrative Agent by 11:00 a.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent, (and the Administrative Agent will promptly transmit such original notice by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, that such prepayment obligation may be conditioned on the occurrence of any subsequent event (including a Change of Control, refinancing transaction or other Investment). Voluntary prepayments shall be allocated ratably to the Term Loans.

2.13 Mandatory Prepayments.

(a) Asset Sales; Casualty Events; Debt Issuances; Equity Issuances. The Borrower shall apply all Net Cash Proceeds to prepay Term Loans:

(i) within five Business Days following actual receipt of the Net Cash Proceeds from an Asset Sale or the Net Cash Proceeds from a Casualty Event;

(ii) within one Business Day following receipt of Net Cash Proceeds from any debt issuance (other than Excluded Indebtedness) or Equity Issuance by the Borrower (other than any Equity Issuance contemplated by Section 6.5(f) or any Equity Issuance the proceeds of which are used in a manner permitted under Section 6.3); and

(iii) within one Business Day following receipt by the Borrower of the proceeds of dividends or other distributions to the Borrower from its Subsidiaries, excluding any such dividends or distributions the proceeds of which are used by the Borrower (x) to consummate the transactions contemplated by Section 6.3(a) and Section 6.5 or (y) to fund directly payments that are contemplated by Section 6.3(a) to be made by Parent Entities.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) Order of Payments. Each prepayment of Term Loans pursuant to this Section 2.13 shall be paid to the Lenders in accordance with their respective Pro rata Shares of such prepayment.

(f) [Reserved].

(g) Prepayment Certificate. Concurrently with any prepayment of the Term Loans pursuant to Section 2.13(a), the Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable Net Cash Proceeds. In the event that Borrower shall subsequently determine that the actual amount of Net Cash Proceeds received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Term Loans in an amount equal to such excess in accordance with Section 2.13(a), and the Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.14 General Provisions Regarding Payments.

(a) All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in Same Day Funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than, 1:00 p.m. (New York City time) on the date due at the Principal Office of the Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date may, in the discretion of the Administrative Agent, be deemed to have been paid by Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Term Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Term Loan on a date when interest is due and payable with respect to such Term Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) [Reserved].

(e) Whenever any payment to be made hereunder with respect to any Term Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in Same Day Funds prior to 1:00 p.m. (New York City time) for any payments in Dollars to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full.

(g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by the Administrative Agent or Collateral Agent in respect of any of the Obligations, shall be applied in accordance with the following application arrangements:

(i) The Collateral Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as well as any Collateral consisting of cash, in the following order of priority:

(1) first, ratably, to all amounts owing to the Collateral Agent or the Administrative Agent pursuant to any of the Credit Documents in its capacity as such (and, for the avoidance of doubt, not interest or principal on the Term Loans) (x) in respect of the preservation of Collateral or its security interest in the Collateral or (y) with respect to enforcing the rights of the Secured Parties under the Credit Documents;

(2) second, ratably, to the extent proceeds remain after the application pursuant to the preceding clause (A), to all other amounts owing to the Administrative Agent or the Collateral Agent pursuant to any of the Credit Documents in its capacity as such (and, for the avoidance of doubt, not interest or principal on the Term Loans);

(3) third, to the extent proceeds remain after the application pursuant to preceding clauses (A) and (B), to an amount equal to the outstanding Obligations to be paid to the Secured Parties as provided in clause (iii) below, with each Secured Party receiving an amount equal to its outstanding Obligations or, if the proceeds are insufficient to pay in full all such Obligations, its pro rata share of the amount remaining to be distributed; and

(4) fourth, to the extent proceeds remain after the application pursuant to preceding clauses (A) through (C), inclusive, and after the Obligations shall have been paid in full, to the Borrower, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

(ii) If any payment to any Secured Party pursuant to this Section 2.14(g) of its pro rata share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed in respect of the unpaid Obligations of the other Secured Parties, with each Secured Party whose Obligations have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Obligations of such Secured Party and the denominator of which is the unpaid Obligations of all Secured Parties entitled to such distribution.

(iii) All payments required to be made hereunder or under another Credit Document, Secured Hedge Agreement or Cash Management Agreement shall be made to the Administrative Agent for the account of such Secured Parties or as the Administrative Agent may otherwise direct in accordance with the Credit Documents.

(iv) For purposes of applying payments received in accordance with this Section 2.14(g), the Collateral Agent shall be entitled to rely upon the applicable Secured Parties with respect to payments of Secured Hedge Agreements or Secured Cash Management Agreements (which the Administrative Agent and each other Secured Party agrees (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Obligations owed to such Secured Parties.

(v) Subject to the other limitations (if any) set forth herein and in the other Credit Documents, it is understood that the Borrower shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.

(vi) It is understood and agreed by the Borrower that the Collateral Agent and the Administrative Agent shall have no liability for any determinations made by it in this Section 2.14(g) except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its own bad faith, gross negligence or willful misconduct. The Borrower also agrees that the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof and the Collateral Agent and Administrative Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

(h) The Borrower hereby authorizes the Administrative Agent to debit any account maintained by the Borrower with the Administrative Agent from time to time in order to pay any amount of principal, interest and fees payable by the Borrower when due pursuant to this Agreement until such time as the Borrower otherwise notifies the Administrative Agent that such authorization is withdrawn.

2.15 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise expressly provided in this Agreement or the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary or mandatory payment (other than a voluntary or mandatory prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Debtor Relief Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.15 shall not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Term Loans or other Obligations owed to it.

2.16 [Intentionally Omitted].

2.17 Increased Costs; Capital Adequacy.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) subject the Administrative Agent or any Lender to any Taxes (other than Indemnified Taxes, Excluded Taxes or Other Taxes) with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.17(b) as a result of a Change in Law resulting from Basel III or the Dodd-Frank Wall Street Reform and Consumer Protection Act if it shall not at the time be the general policy or practice of such Lender to demand such compensation from similarly situated borrowers (to the extent that, with respect to such Change in Law, such Lender has the right to do so under its credit facilities with similarly situated borrowers).

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.17 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.17, such Lender shall notify the Borrower. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.17 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof.

2.18 Taxes; Withholding, Etc.

(a) Payments to Be Free and Clear. All sums payable by or on behalf of the Borrower hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(b) Withholding of Taxes. If the Borrower, the Administrative Agent or any other applicable withholding agent is required by applicable law to make any deduction or withholding on account of any Tax from any sum paid or payable by the Borrower under any of the Credit Documents: (i) the applicable withholding agent shall make such deduction or withholding and pay, or cause to be paid to the relevant Government Authority, any such Tax before the date on which penalties attach thereto; (ii) if the Tax is an Indemnified Tax or Other Tax, the sum payable by the Borrower in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that, after the making of the deduction, withholding or payment for Indemnified Taxes or Other Taxes is made (including any deduction or withholding applicable to additional sums payable under this Section 2.18), each Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives on the due date a net sum equal to what it would have received had no such deduction or withholding for Indemnified Taxes or Other Taxes been required or made; and (iii) as soon as practicable after the payment of any Tax by the Borrower which is required by clause (i) above to be paid, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence satisfactory to the Administrative Agent of such payment to the relevant Governmental Authority.

(c) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested in writing by the Borrower or the Administrative Agent, such properly completed and executed documentation that is required by applicable law and that is reasonably requested in writing by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested in writing by the Borrower or the Administrative Agent, shall, to the extent it is legally eligible to do so, deliver such other documentation prescribed by applicable law and reasonably requested in writing by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Without limiting the generality of the foregoing:

(i) each Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding; and

(ii) each Lender that is not a U.S. Person shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two executed originals of an applicable IRS Form W-8, certifying that it is not a U.S. Person.

(iii) If a payment made to a Lender under any Credit Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct or withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding anything to the contrary in this Section 2.18, a Recipient shall not be required to deliver any documentation pursuant to this Section 2.18(c) that it is not legally eligible to deliver.

(d) The Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for such Other Taxes. The Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder as soon as practicable after payment of such Other Taxes.

(e) The Borrower shall indemnify the Administrative Agent and any Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes imposed on or with respect to any payment made by or on account of an obligation of the Borrower under any Credit Document and Other Taxes (including any such Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) paid or payable by the Administrative Agent or Lender or any of their respective Affiliates or required to be withheld or deducted from a payment to such person (to the extent such amount has not otherwise been grossed-up in accordance with Section 2.18(b) or paid in accordance with Section 2.18(d)), and for any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (together with a reasonable explanation thereof) delivered to the Borrower shall be conclusive absent manifest error.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund (whether received in cash or applied as an offset against other cash taxes), from the authority imposing the Tax, of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any net after-Tax interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party as soon as reasonably practicable the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person, or to arrange its affairs in any particular manner.

(g) Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(h) Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.18(c) or (g).

2.19 Mitigation Obligations; Replacement of a Lender.

(a) If any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans made hereunder or assign its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or Section 2.18, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any respect. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.17 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) so long as no Default or Event of Default has occurred and is continuing, prepay such Lender’s outstanding Term Loans hereunder in full on a non-pro rata basis without premium or penalty or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. No action by or consent of the replaced Lender shall be necessary in connection with such removal or assignment, in the case of clause (ii) above, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrower, the Administrative Agent, such replaced Lender and the replacement Lender shall otherwise comply with Section 10.4; provided that if such replaced Lender does not comply with Section 10.4 within three Business Days after the Borrower’s request, compliance with Section 10.4 shall not be required to effect such assignment.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which, pursuant to the terms of Section 10.8, requires the consent of all of the Lenders affected or all Lenders and with respect to which the Requisite Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense, to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Term Loans and its Term Loan Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that (A) all Obligations owing to such Non-Consenting Lender (including accrued fees and any amounts due under Section 2.17 or Section 2.18) being removed or replaced shall be paid in full to such Non-Consenting Lender concurrently with such removal or assignment and (B) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such removal or assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 10.4; provided that if such Non-Consenting Lender does not comply with Section 10.4 within one Business Day after the Borrower’s request, compliance with Section 10.4 shall not be required to effect such assignment.

SECTION 3. CONDITIONS PRECEDENT

3.1 Conditions Precedent to the Closing Date. The Lenders’ obligations to make and fund in full all the Term Loans on the Closing Date shall be subject solely to the following conditions precedent in this Section 3.1 having been satisfied (or waived by the Arranger in accordance with Section 10.8):

(a) The Administrative Agent shall have received counterparts of this Agreement executed by the Borrower.

(b) The Administrative Agent shall have received a Term Loan Note, executed by the Borrower, for each Lender that shall have given at least three Business Days’ prior written notice of its request for a Term Loan Note.

(c) The Administrative Agent shall have received a certificate, dated the Closing Date, of the Secretary or an Assistant Secretary of the Borrower (i) attaching a true and complete copy of the resolutions of its Board of Directors and of all customary documents evidencing all other necessary corporate action taken by the Borrower to authorize this Agreement, the other Credit Documents and the transactions contemplated hereby and thereby, (ii) attaching a true and complete copy of its Articles of Incorporation and By-Laws, (iii) setting forth the incumbency of the officer or officers of the Borrower who may sign this Agreement, the other Credit Documents and any other certificates, requests, notices or other documents required hereunder or thereunder, and (iv) attaching a certificate of good standing of the under the Canada Business Corporations Act.

(d) The Administrative Agent shall have received at least two Business Days prior to the Closing Date (i) all documentation and other information regarding the Borrower required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act to the extent reasonably requested in writing to the Borrower at least four Business Days prior to the Closing Date and (ii) if the Borrower qualifies as a “legal entity” customer under the Beneficial Ownership Regulation, the Borrower shall deliver a Beneficial Ownership Certification to each Lender.

(e) The Administrative Agent shall have received, (i) a customary legal opinion of Latham & Watkins, LLP, New York counsel to the Borrower, and (ii) a customary legal opinion of Bennett Jones LLP, Ontario, Alberta and British Columbia counsel to the Borrower, each opinion dated as of the Closing Date and addressed to the Administrative Agent, the Arranger and each of the Lenders.

(f) All fees and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented out-of-pocket legal fees and expenses) to the extent invoiced at least three Business Days prior to the Closing Date and the fees contemplated by the Fee Letter payable to the Arranger, the Administrative Agent or the Lenders shall have been paid on or prior to the Closing Date, in each case, to the extent required by the Fee Letter or this Agreement to be paid on or prior to the Closing Date.

(g) The Administrative Agent shall have received, dated the Closing Date, a Solvency Certificate from the chief financial officer, treasurer or any other Authorized Officer of the Borrower.

(h) The Administrative Agent shall have received a fully executed and delivered Funding Notice.

(i) As of the Closing Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(j) The Administrative Agent shall have received from the Borrower a counterpart of the Securities Pledge Agreement, the certificates representing the Equity Interests pledged pursuant to the Collateral Documents, together with an undated stock or similar power for each such certificate executed in blank by a duly authorized officer of the Borrower and the filed PPSA financing statements.

(k) The Administrative Agent shall have received UCC, PPSA, tax, judgment and Intellectual Property title or lien searches as requested by the Administrative Agent and other evidence reasonably satisfactory to the Agent that the Liens created pursuant to Collateral Documents are the only Liens upon the Collateral, except Permitted Liens.

(l) As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the Transactions that would constitute a Default or an Event of Default.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to fund the Loans on the Closing Date, the Borrower represents and warrants to each Agent and Lender on the Closing Date, that the following statements are true and correct:

4.1 Organization; Powers. The Borrower (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization, (b) is in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status to the extent such equivalent status exists under the laws of any foreign jurisdiction of organization) under the laws of its jurisdiction of organization and has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required and (d) has the power and authority to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party and to borrow and otherwise obtain credit hereunder, except for clauses (b) and (c) where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.2 Authorization. The execution, delivery and performance by the Borrower of each of the Credit Documents to which it is a party and the borrowings hereunder (a) have been duly authorized by all corporate action required to be obtained by the Borrower and (b) will not (A) violate (i) any provision of law, statute, rule or regulation, (ii) any provision of the Organizational Documents of the Borrower, (iii) any applicable order of any court or any rule, regulation or order of any Governmental Authority that has jurisdiction over the Borrower, (iv) any provision of any Material Contract to which the Borrower is a party or by which any of them or any of their property is or may be bound or (B) be in conflict with, result in a breach of or constitute a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such Material Contract where any such conflict, violation, breach or default referred to in clause (b)(A)(i), (iii) or (iv) or (B), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.3 Enforceability. The Credit Documents have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

4.4 Governmental Approvals; Third-Party Consents. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority (including any Gaming Authority) or third party is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Collateral Documents or the exercise by any Agent or any Lender of its rights under the Credit Documents or the remedies in respect of the Collateral, except for (a) the filing of UCC and PPSA financing statements (or equivalent registration instruments), (b) filings with the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office, (c) recordation of any mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such other actions, consents and approvals with respect to which the failure to be obtained or made could not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 4.4.

4.5 Financial Statements. The financial statements of Opco and its Restricted Subsidiaries as of December 31, 2018, together with the unqualified auditor’s reports thereon, fairly present in all material respects the financial condition of Opco and its Restricted Subsidiaries as of the date thereof and its results of operations for the periods covered thereby in accordance with IFRS consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

4.6 No Material Adverse Effect. Since December 31, 2018, there has been no event, development or circumstance that has had a Material Adverse Effect.

4.7 Title to Properties. The Borrower has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its owned or leased material real properties and has valid title to its personal property and assets, except where the failure to have such title, interests or easements could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets that are fee-owned (or in jurisdictions where no fee-owned concept is applicable, owned) by the Borrower are free and clear of Liens, other than Liens and encumbrances permitted by Section 6.2.

4.8 Equity Interests and Ownership of Subsidiaries.

(a) Schedule 4.8 sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of the Borrower and, as to each such subsidiary, the percentage of each class of Equity Interests owned by the Borrower or any such subsidiary.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower, except rights of current and former employees and consultants to purchase Equity Interests of the Borrower or as set forth on Schedule 4.8.

4.9 Litigation; Compliance with Laws.

(a) As of the Closing Date, there are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against the Borrower: (i) that involve any Credit Document or (ii) which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Borrower is not, nor are its properties or assets in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including all Gaming Laws), or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority (including any Gaming Authority), where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.10 Federal Reserve Regulations.

(a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors, including Regulation U or Regulation X.

4.11 Investment Company Act. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

4.12 Use of Proceeds. The proceeds of the Term Loans will be used to (i) subject to clause (ii) hereof, pay the Specified Payments within 5 Business Days of the Closing Date and (ii) withhold from the payments made in clause (i) above the amount of Taxes required to be withheld and to remit such amounts to the appropriate Governmental Authority in accordance with applicable Tax law and, prior to being remitted, hold such amounts in a segregated account of the Borrower or a trustee appointed by the Borrower, (iii) make an equity contribution to Opco in the amount of $8,501,820.03, being in the amount required by Opco to pay the Long Term Incentive Program Payments, and (iv) pay fees and expenses in connection with the foregoing. At the request of the Administrative Agent, the Borrower will provide evidence of compliance with the foregoing.

4.13 Tax Returns. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower (i) has timely filed or caused to be timely filed (after giving effect to all extensions) all Tax returns required to have been filed by it and each such Tax return is true and correct in all respects and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other Taxes, assessments or reassessments, (including in its capacity as a withholding agent) except Taxes, assessments or reassessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.3 and for which the Borrower (as the case may be) has set aside on its books adequate reserves in accordance with IFRS.

4.14 No Material Misstatements.

(a) As of the Closing Date, all written information (other than the financial estimates, forecasts and forward-looking information and information of a general economic or industry nature) (the “Information”) concerning the Borrower or the Transactions and otherwise furnished by or on behalf of the foregoing or their representatives and made available to any Lender or the Administrative Agent in connection with the Transactions for use in evaluating the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in any material respect in light of the circumstances under which such statements were made.

(b) The Projections, financial estimates, forecasts and forward-looking information (other than information of a general economic nature or general industry nature) furnished by or on behalf of the Borrower and furnished to the Administrative Agent or Lenders have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made and at the time such Projections were furnished (it being understood that no Projections are to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, no assurance can be given that such Projections will be realized and actual results may differ and such differences may be material).

(c) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

4.15 Employee Benefit Plans.

(a) (i) The Borrower is in compliance with all applicable provisions and requirements of all applicable laws, rules and regulations with respect to each Employee Benefit Plan, (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter (or favorable opinion letter) from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to the knowledge of the Borrower, nothing has occurred subsequent to the issuance of such determination letter or opinion letter which could cause such Employee Benefit Plan to lose its qualified status, (iii) no liability to the PBGC (other than required premium payments due but not delinquent), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower or any of its ERISA Affiliates, (iv) no ERISA Event has occurred or is reasonably expected to occur, (v) the Borrower and each of its ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan and (vi) none of the Borrower or any of its ERISA Affiliates has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; in each case, except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(b) The Borrower has no Canadian Pension Plans.

4.16 Environmental Matters.

Except with respect to any matters that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(a) the Borrower and its operations and facilities, are in compliance with all Environmental Laws and have obtained, maintained and are in compliance with all permits, licenses and other approvals as required under any Environmental Law;

(b) the Borrower is not subject to nor has received notice of any Environmental Claim or any Environmental Liability;

(c) there are no facts, circumstances, conditions or occurrences that would be reasonably expected to cause the Borrower to incur or be subject to any Environmental Liability.

4.17 Collateral Documents.

(a) Each Lien under each Collateral Document creates the Lien which it is expressed to create with the ranking and priority it is expressed to have over the property which it is expressed to apply, subject to the Permitted Liens.

(b) Each of the Collateral Documents is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the pledged collateral described in the Securities Pledge Agreement, when certificates or promissory notes, as applicable, representing such pledged collateral are delivered to the Collateral Agent, and in the case of the other Collateral (other than Intellectual Property), when financing statements and other filings required by the Credit Documents are filed in the offices specified in the schedules thereto, as applicable, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Borrower in such Collateral and, subject to Section 9-315 of the New York UCC (or any similar or equivalent legislation as in effect from time to time in the applicable jurisdiction), the proceeds thereof, as security for the Obligations, in each case, (i) to the extent perfection can be obtained by possession, in the case of such certificates or promissory notes or by filing UCC or PPSA financing statements (or similar documents, if any) in the case of the other Collateral and (ii) in each case, prior and superior in right to the Lien of any other person (except for Permitted Liens).

Notwithstanding anything in this Agreement (including this Section 4.17) or in any other Credit Document to the contrary, other than to the extent set forth in this Agreement, the Borrower makes no representation or warranty as to the effects of perfection or non-perfection or as to the rights and remedies of the Agents or any Lender with respect thereto, under any law other than those of the United States and Canada.

4.18 Insurance. The Borrower is insured under the insurance policies that insure Opco and its Restricted Subsidiaries.

4.19 Solvency. On the Closing Date, after giving effect to the consummation of the Transactions to occur on each such date, including the making of the Term Loans hereunder on the Closing Date, and after giving effect to the application of the proceeds of such Indebtedness:

(a) the fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b) the present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c) the Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(d) the Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

4.20 [Intentionally Omitted].

4.21 Intellectual Property. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Borrower owns or has rights to all Intellectual Property necessary for the operation of its business as currently conducted (b) neither the Borrower, nor the operation of its businesses, is infringing, misappropriating or otherwise violating any Intellectual Property of any Person, (c) the Borrower has not received any written notice that any claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, in the 36-month period ending on the Closing Date and (d) no Person has infringed, misappropriated or violated any Intellectual Property owned by the Borrower in the 36-month period ending on the date of this Agreement. The consummation of the Transactions and the other transactions contemplated hereby and thereby, will not alter, impair or otherwise affect or require the consent, approval or other authorization of any other Person in respect of any right of the Borrower in any Intellectual Property, except to the extent that such alteration, impairment, effect, consent, approval or other authorization, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.22 Anti-Terrorism Laws.

(a) The Borrower is in compliance, in all material respects, with any applicable law relating to Sanctions, terrorism or money laundering, including without limitation Canadian Anti-Terrorism Laws (collectively, “Anti-Terrorism Laws”), including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the U.S.A. Patriot Act, the laws and regulations administered by OFAC, the Trading with the Enemy Act (12 U.S.C. §95), Canadian Anti-Terrorism Laws and the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1707).

(b) Neither the Borrower, nor, to the knowledge of the Borrower, any of its officers, directors, employees or agents, is any of the following:

(i) a Prohibited Person or a Person owned or controlled by, or acting for or on behalf of, any Person that is a Prohibited Person;

(ii) a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(iii) a Person who is located, incorporated, organized or ordinarily resident in a Sanctioned Jurisdiction in violation of Sanctions.

(c) The Borrower will not directly or indirectly, use the proceeds of the Term Loans in violation of any Anti-Terrorism laws, the FCPA or the CFPOA.

4.23 Foreign Corrupt Practices Act. The Borrower has not paid, offered, promised to pay, or authorized the payment of, directly or, to the knowledge of the Borrower, indirectly, any money or anything of value to any Foreign Official for the purpose of influencing any act or decision of such Foreign Official or of such Foreign Official’s Governmental Authority or to secure any improper advantage, for the purpose of obtaining or retaining business for or with, or directing business to, any person, in each case in material violation of any applicable law in the jurisdictions in which it operates including but not limited to the Foreign Corrupt Practices Act 1977, as amended (the “FCPA”) and the CFPOA.

4.24 Long Term Incentive Program Payments. The Borrower has no liability in law or in contract to pay the Long Term Incentive Program Payments and shall have no such liability to make any similar payment to the employees of Opco upon the sale of the Borrower or a sale by the Borrower of its shares of Opco.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, until the payment in full of the principal of and interest on each Term Loan and the payment in full of all fees and all other expenses or amounts payable under any Credit Document (other than amounts in respect of indemnification, expense reimbursement, yield protection or tax gross-up and other contingent obligations with respect to which no claim has been made), the Borrower shall perform all covenants in this Section 5.

5.1 Existence; Material Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) the legal existence of the Borrower, except as otherwise expressly permitted under this Agreement and (ii) Material Permits, except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) Do or cause to be done all things necessary to at all times maintain and preserve all material property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (with ordinary wear and tear and any casualty or condemnation excepted), except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.2 Insurance. Continue to be insured at all times under the insurance policies of (i) Opco and (ii) Restricted Subsidiaries of Opco that insure Opco.

5.3 Taxes. Pay and discharge promptly when due all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required (a) with respect to any such Tax so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Borrower shall have set aside on its books adequate reserves to the extent required in accordance with IFRS with respect thereto, or (b) except to the extent failure to do so would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.4 Financial Statements, Reports, Etc. Furnish to the Administrative Agent, who shall furnish to each Lender (including each Public Lender):

(a) any and all financial statements, compliance certificates, notices, amendments, consents, waivers and reports delivered to the administrative agent and/or lenders under the Opco Credit Agreement, in each case, within three Business Days of delivery to such parties in accordance with the terms of the Opco Credit Agreement;

(b) a notification, in writing, of any Default or Event of Default hereunder or any default or event of default under the Opco Agreements, in each case, promptly and in any event within three Business Days after and Officer of the Borrower obtains actual knowledge or information of such Default or Event of Default or default or event of default thereunder; and

(c) a notification, in writing, of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

5.5 Litigation and Other Notices. Furnish to the Administrative Agent written notice (promptly after any Authorized Officer of the Borrower obtains actual knowledge thereof) of the following and which notice the Administrative Agent shall furnish to the Lenders:

(a) any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority (including any Gaming Authority) or in arbitration, against Borrower that, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(c) the occurrence of any default, event of default or termination event (however defined) under any Material Contract or Material Permit of the Borrower that if not cured would reasonably be expected to have a Material Adverse Effect.

5.6 Compliance with Laws. Comply with (i) all laws (including Gaming Laws), rules, regulations and orders of any Governmental Authority (including any Gaming Authority) applicable to it or its property (including, without limitation, ERISA and laws relating to Canadian Pension Plans), except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and (ii) the FCPA, CFPOA and Anti-Terrorism Laws in all material respects; provided that this Section 5.6 shall not apply to Environmental Laws, which are the subject of Section 5.10, or to laws related to Taxes, which are the subject of Section 5.3.

5.7 Maintaining Records; Access to Properties and Inspections. Maintain adequate books of record and account in all material respects and, upon at least ten Business Days’ notice (or, if an Event of Default has occurred and is continuing, upon at least five Business Days’ notice), permit the Administrative Agent to visit and inspect the financial records and the properties of the Borrower and Opco at reasonable times to be agreed during normal business hours, up to twice a year (or, if an Event of Default shall have occurred and be continuing, such visit and inspection may occur from time to time upon reasonable notice), subject to (i) reasonable requirements of confidentiality, including requirements imposed by law, by contract or in order to preserve solicitor-client privilege (ii) the rights of tenants (to the extent the tenants are not the Borrower or any of its subsidiaries), if applicable and (iii) the rights of, and obligations of each of the Borrower and Opco and its Restricted Subsidiaries to, any Gaming Authority. The Borrower shall reimburse the Administrative Agent for its actual out-of-pocket costs incurred in connection with such visits or inspections following the occurrence and during the continuance of an Event of Default.

5.8 [Reserved].

5.9 Use of Proceeds.

(a) Use the proceeds of the Term Loans in the manner set forth in Section 4.12; and

(b) Ensure that the Borrower will not use the proceeds of the Term Loans in violation of any Anti-Terrorism Law, the FCPA, CFPOA or Sanctions.

5.10 Compliance with Environmental Laws. Comply, and take commercially reasonable steps to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and all permits, licenses or approvals required thereunder; obtain and renew all permits, licenses or approvals required under Environmental Laws; and conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary to address all Hazardous Materials at, on, under or emanating from any properties currently or formerly owned, leased or operated by it as required by any applicable Environmental Laws; provided, however, that the Borrower shall not be required to undertake any of the obligations above to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with IFRS, or where the failure to undertake such obligation would not reasonably be expect to result in a Material Adverse Effect.

5.11 Further Assurances; Additional Security.

(a) After the Closing Date, the Borrower shall execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to satisfy the Collateral Requirement and to cause the Collateral Requirement to be and remain satisfied, all at the expense of the Borrower, and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents for the benefit of the Collateral Agent as a Secured Party.

(b) [Reserved].

(c) [Reserved].

(d) To the extent that the consent or approval of a Gaming Authority is required for the Borrower to comply with this Section 5.11, the Borrower shall use commercially reasonable efforts to obtain such consent or approval.

(e) [Reserved].

(f) Furnish to the Administrative Agent within 30 days thereafter written notice of any change in (A) corporate or organization name, (B) organizational structure, (C) its jurisdiction of organization, head office or registered office, (D) (if applicable) organizational identification number (or equivalent) with respect to the Borrower and (E) province or territory in Canada in which it has tangible personal property in excess of $500,000 and where it did not have such property on the Closing Date; provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC, the PPSA or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all Collateral (to the extent otherwise required hereunder) for the benefit of the applicable Secured Parties.

(g) The Collateral Requirement and the other provisions of this 5.11 need not be satisfied with respect to any Excluded Assets or any exclusions and carve-outs from the perfection requirements set forth in the Collateral Documents.

(h) Nothing in this Section 5.11 shall require the Borrower to take any action outside the United States or Canada to create or perfect any security interests in any Collateral located outside of the United States or Canada.

Notwithstanding anything to the contrary in this Agreement or any other Credit Document, (w) the Administrative Agent may grant extensions of time for, or waive the requirements to obtain, the creation or perfection of security interests in, or the obtaining of title insurance with respect to, particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Borrower on such date) where it determines, in consultation with the Borrower, that the cost, burden or consequences (including adverse Tax consequences) of obtaining or perfecting a security interest in such assets is excessive in relation to the practical benefit afforded thereby; (x) control agreements or similar arrangements (including arrangements involving acknowledgments with a third party) shall not be required with respect to any deposit accounts, securities accounts, futures accounts, commodities accounts or futures contracts, as the case may be, (y) Liens required to be granted from time to time pursuant to the Collateral Documents shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdictions, as otherwise agreed between the Administrative Agent and the Borrower and (z) except as expressly required by this Section 5.11, the Borrower shall not be required to obtain any landlord waivers, estoppels or collateral access letters.

5.12 Hedge Agreements. No later than five Business Days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower shall enter into, and thereafter maintain, one or more Hedge Agreements that result in the hedge of at least 75% of the aggregate principal amount of the Term Loans denominated in Dollars by swapping such exposure into Canadian Dollars through the Maturity Date.

5.13 Wholly-Owned Status of Opco. The Borrower shall cause Opco to remain a directly wholly-owned Subsidiary of the Borrower until the satisfaction or discharge of all the Obligations and the termination of this Agreement.

SECTION 6. NEGATIVE COVENANTS

The Borrower covenants and agrees that, until the payment in full of the principal of and interest on each Term Loan, and the payment in full of all fees and all other expenses or amounts payable under any Credit Document (other than amounts in respect of indemnification, expense reimbursement, yield protection or tax gross-up and other contingent obligations with respect to which no claim has been made), the Borrower shall perform all covenants in this Section 6.

The Borrower shall not:

6.1 Indebtedness. Incur, create, assume, guarantee or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder or under the other Credit Documents;

(b) Indebtedness pursuant to (i) Hedge Agreements not entered into for speculative purposes and (ii) Hedge Agreements entered into pursuant to Section 5.13;

(c) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management treasury services in the ordinary course of business;

(d) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in subclauses (a) through (c) above and subclauses (e) through (g) below;

(e) Indebtedness of the Borrower incurred under any Cash Management Agreement or under any netting services or overdraft facilities (and related liabilities arising from treasury, depository or cash management services including, but not limited to, intraday, ACH and purchasing card services) extended by one or more financial institutions and established for the Borrower’s and the Restricted Subsidiaries’ ordinary course of operations;

(f) Indebtedness representing deferred compensation to employees, directors or consultants incurred in the ordinary course of business; and

(g) Indebtedness consisting of promissory notes issued to current or former officers, directors and employees, or their respective estates or family members, in each case, to finance the purchase or redemption of Equity Interests of the Borrower or any Parent Entity permitted by Section 6.3.

6.2 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) any Lien created under the Credit Documents (including, without limitation, Liens created under the Collateral Documents securing obligations in respect of Hedge Agreements to the extent such obligations constitute Obligations secured pursuant to the Collateral Documents) and any Lien created under the definitive documentation evidencing any other Indebtedness permitted under Section 6.1(a);

(b) any Lien on cash or Cash Equivalents securing Indebtedness permitted by Section 6.1(e);

(c) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.3;

(d) Liens imposed by law (including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, bailee’s, construction or other like Liens) arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Restricted Subsidiary shall have set aside on its books reserves in accordance with IFRS;

(e) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act (or other similar legislation in other jurisdictions) or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance;

(f) the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Person, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(g) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts or cash pooling arrangements (including with respect to any joint and several liability provisions in relation thereto) of the Borrower to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or (iii) relating to purchase orders and other agreements (other than Indebtedness for borrowed money) entered into with customers in the ordinary course of business;

(h) Liens arising by virtue of any statutory or common law provisions or similar provisions applicable in foreign jurisdictions relating to banker’s liens, rights of set-off or similar rights;

(i) Liens securing Hedge Agreements and submitted for clearing in accordance with applicable law;

(j) Liens in favor of any Gaming Authority required to be granted by the Borrower to secure its obligations to such Gaming Authority;

(k) deemed trusts or other Liens that are unregistered and that secure amounts that are not yet due and payable in respect of employee source deductions, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, and pension fund obligations; and

(l) Liens on the Collateral securing obligations under any Secured Hedge Agreements or Secured Cash Management Agreements.

Any reference in any of the Credit Documents to a permitted Lien described in this Section 6.2 is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Credit Documents to any such permitted Lien.

6.3 Investments, Loans and Advances. Make or acquire an Investment except:

(a) to the extent funded with proceeds of dividends or distributions from Opco, loans and advances to officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary or any Parent Entity (i) for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business or (ii) in connection with such person’s purchase of Equity Interests of the Borrower or any Parent Entity, in the case of clauses (i) and (ii) not to exceed in the aggregate $5,000,000 at any time outstanding;

(b) Cash Equivalents and Investments that were Cash Equivalents when made;

(c) Hedge Agreements not entered into for speculative purposes and Hedge Agreements entered into pursuant to Section 5.13;

(d) Investments resulting from pledges and deposits referred to in Sections 6.2(b), 6.2(d) and 6.2(e);

(e) Investments in Opco to fund a Specified Equity Contribution (as defined in the Opco Credit Agreement), with proceeds received from any Parent Entity;

(f) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.5; provided that any such Investments shall constitute a utilization of the applicable provision or provisions (without double counting) under Section 6.5; and

(g) guarantees permitted under Section 6.1 (except to the extent such guarantee is expressly subject to Section 6.3).

6.4 Mergers, Consolidations, and Sales of Assets. Merge into, consolidate, amalgamate, liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sub-lessor), transfer or otherwise dispose of, in a single transaction or in a related series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except:

(a) dispositions of Cash Equivalents;

(b) dispositions (including pursuant to any liquidation, winding-up or dissolution), mergers, amalgamations, consolidations or conveyances that constitute Liens permitted by Section 6.2, Investments permitted pursuant to Section 6.3 or Restricted Payments permitted by Section 6.5; and

(c) terminations of Hedge Agreements.

To the extent any Collateral is disposed of as expressly permitted by this Section 6.4, such Collateral shall automatically be sold free and clear of the Liens created by the Credit Documents, and the Administrative Agent shall be authorized to take, and shall take, any actions reasonably requested by the Borrower in order to effect the foregoing.

6.5 Restricted Payments. Pay or make, directly or indirectly, any Restricted Payment, except:

(a) to the extent funded with proceeds of dividends or distributions from Opco, the Borrower may make Restricted Payments to the extent necessary to permit any Parent Entity:

(i) to pay travel and general administrative costs and expenses (including corporate overhead, operating, legal or similar expenses and customary salary, bonus and other benefits payable to directors, officers, employees, members of management and/or consultants of any Parent Entity) required to maintain the organizational existence of such Parent Entity or that are directly attributable to the ownership or operation of the Borrower and its subsidiaries, plus any reasonable and customary indemnification claims made by directors, officers, members of management, employees or consultants of any Parent Entity in connection with and attributable to the management of the Borrower and its subsidiaries;

(ii) to pay franchise or similar Taxes required to maintain the organizational existence of such Parent Entity;

(iii) [reserved];

(iv) to pay audit and other accounting and reporting expenses at such Parent Entity to the extent relating to the ownership or operations of the Borrower and/or its subsidiaries;

(v) to pay insurance premiums to the extent relating to the ownership or operations of the Borrower and/or its subsidiaries;

(vi) to pay fees and expenses related to financings, refinancings or offerings or placements, investments or acquisitions by such Parent Entity or any of its subsidiaries (whether or not consummated) related to the Borrower or its subsidiaries;

(vii) to pay the consideration to finance any Investment permitted under Section 6.3 (provided that (x) such Restricted Payments under this clause (vii) shall be made substantially concurrently with the closing of such Investment and (y) such Parent Entity shall, promptly following the closing thereof, cause all such property acquired to be contributed to the Borrower or one of the Restricted Subsidiaries, or the merger or amalgamation of the person formed or acquired into the Borrower or one of the Restricted Subsidiaries, in order to consummate such Investment in a manner that causes such Investment to comply with the applicable requirements of Section 5.11 as if undertaken as a direct Investment by the Borrower or such Restricted Subsidiary);

(viii) to pay customary salary, bonus, long-term incentive plan awards, severance and other benefits payable to current or former directors, officers, members of management, employees or consultants of any Parent Entity to the extent such salary, bonuses and other benefits are directly attributable and reasonably allocated to the operations of the Borrower and/or the Restricted Subsidiaries, in each case, so long as such Parent Entity applies the amount of any such Restricted Payment for such purpose; and

(ix) to pay (x) monitoring, consulting, management, transaction, advisory, termination or similar fees (including dividends or distributions paid to the Sponsors to approximate such fees), provided that all such Restricted Payments shall not exceed $1,000,000 and (y) reasonable and documented expenses and indemnification claims payable to the Sponsors or any Sponsor Affiliate, including payments pursuant to any sponsor management agreement;

(b) to the extent funded with proceeds of dividends or distributions from Opco, the Borrower may make Restricted Payments (i) to any Parent Entity to enable such Parent Entity to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of such Parent Entity and (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management or consultants of the Borrower, any Restricted Subsidiary or any Parent Entity, in each case solely to the extent such Taxes relate to the foregoing persons’ ownership of Equity Interests in the Parent Entities and/or (B) repurchases of Equity Interests in consideration of the payments described in clause (A), including demand repurchases in connection with the exercise of stock options;

(c) the Borrower may repurchase Equity Interests of the Borrower or any Parent Entity upon exercise of options or warrants if such Equity Interests represents all or a portion of the exercise price of such options or warrants as part of a “cashless” exercise;

(d) the Borrower may pay the Specified Payments within 5 Business Days of the Closing Date;

(e) for any taxable period in which the Borrower and/or any of its subsidiaries is a member of a consolidated, combined or similar income tax group of which a Parent Entity is the common parent (a “Tax Group”), the Borrower may make distributions to such Parent Entity to pay U.S. federal, non-U.S., state and local income taxes of such Tax Group that are attributable to the taxable income of the Borrower and/or its subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Borrower and its applicable subsidiaries would have been required to pay as a stand-alone Tax Group, reduced by any portion of such income taxes directly paid by the Borrower or any of its subsidiaries; provided further that the permitted payment pursuant to this clause (i) with respect to any taxes of any Unrestricted Subsidiary (as defined in the Opco Credit Agreement) for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries for the purposes of paying such consolidated, combined or similar taxes;

(f) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower, any Parent Entity or any Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Borrower or any Parent Entity or contributions to the equity capital of the Borrower (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Borrower) (collectively, including any such contributions, “Refunding Capital Stock”), and (ii) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of Refunding Capital Stock.

(g) To the extent funded with proceeds of dividends or distributions from Opco, the Borrower may pay (or make Restricted Payments to allow any Parent Entity to pay) for the repurchase, redemption, retirement or other acquisition or retirement for value of Equity Interests of any Parent Entity held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or family member thereof) of any Parent Entity (to the extent such person is providing customary services in respect of the ownership of the Borrower or its subsidiaries), the Borrower or any Restricted Subsidiary upon such person’s death, disability, retirement or termination of employment or under the terms of any employee benefit plan or agreement relating to such Equity Interests so long as the aggregate amount of all cash payments does not exceed $5,000,000; and

(h) To the extent funded with proceeds of dividends or distributions from Opco, the Borrower may pay (or make Restricted Payments to allow any Parent Entity to pay) for the repurchase of Equity Interests of any Parent Entity held by any present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or family member thereof) as a result of the exercise by such person of employee stock options in an amount not to exceed $5,000,000.

6.6 Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates unless such transaction or series of transactions are (i) otherwise expressly permitted (or required) with such Affiliates under this Agreement or (ii) upon terms that are not materially less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate.

(b) For greater certainty, Section 6.6(a) shall not prohibit:

(i) (1) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower;

(ii) loans (or cancellation of loans) or advances to directors, employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary to purchase Equity Interests of any Parent Entity or in accordance with Section 6.3(a);

(iii) the payment of fees, benefits and out-of-pocket costs, indemnities to directors, officers, consultants and employees of any Parent Entity, the Borrower and the Restricted Subsidiaries to the extent directly attributable to such Parent Entity’s ownership of the Borrower;

(iv) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing in the United States or Canada, which letter states that (A) such transaction is on terms that are no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (B) is fair, from a financial point of view, to the Borrower;

(v) the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Person;

(vi) (i) the entering into of any agreement (and any amendment or modification of any such agreement so long as, in the good faith judgment of the Board of Directors of the Borrower, any such amendment is not disadvantageous to the Lenders in any material respect when taken as a whole) to pay, and the payment of, management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed $1,000,000 and (ii) payments by the Borrower or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors as in effect on the Closing Date or (y) approved by a majority of the Board of Directors of the Borrower in good faith;

(vii) payments by the Borrower and any of its Restricted Subsidiaries pursuant to any tax sharing agreements or arrangements that are permitted under Section 6.5(e).

(viii) (A) any employment or consulting agreements entered into by the Borrower in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, consultants, officers or directors, and (C) any employee or consultant compensation, indemnification arrangement, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees or consultants, and any reasonable employment or consulting contract and transactions pursuant thereto;

(ix) Restricted Payments permitted under Section 6.5, including payments to any Parent Entity;

(x) any purchase of Equity Interests (other than Disqualified Stock) of the Borrower or any contribution to the equity capital of the Borrower; and

(xi) any Investment permitted under Section 6.3.

6.7 Limitation on Modifications of Other Agreements; Etc. Enter into any agreement or instrument that by its terms restricts the granting, perfection or enforcement of Liens by the Borrower pursuant to the Collateral Documents in respect of the Term Loans, in each case other than those arising under any Credit Document, except, in each case, restrictions existing by reason of restrictions imposed by applicable law (including by Gaming Authorities or other Governmental Authorities) or by this Agreement.

6.8 Changes in Fiscal Year. Permit its fiscal year to end on any date other than the last day of December or permit its fiscal quarters to end on a date other than the last day of March, June and September without the prior consent of the Requisite Lenders (such consent not to be unreasonably conditioned, withheld or delayed).

6.9 Subsidiaries. Form any Subsidiary.

6.10 Amendments to Organization Documents. Amend any Organizational Documents of the Borrower in a manner materially adverse to the Lenders; provided that, for certainty, the foregoing shall not prohibit any merger, winding-up, consolidation, amalgamation, liquidation or dissolution permitted hereunder.

6.11 Passive Holding Company. Except as affirmatively and specifically otherwise permitted by the foregoing provisions of this Section 6, not do any of the following:

(a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Equity Interests of, or Indebtedness owing by, Opco, financing activities, activities related to equity subscription agreements, stock option agreements, shareholders’ agreements or similar agreements or the maintenance of employees and functions incidental to its existence, including without limitation, indemnification of officers and directors and other ordinary course obligations and the preparation of financial statements and other reporting obligations required under this Agreement; or

(b) own, lease, manage or otherwise operate any properties or assets other than the ownership of Equity Interests of, or Indebtedness owing by, Opco or maintenance of properties and assets related to employees and functions incidental to its existence.

6.12 Opco Credit Agreement. Amend, modify or waive the Opco Credit Agreement without consulting with the Administrative Agent and, if such amendment, modification or waiver is adverse to the Lenders, unless consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed).

SECTION 7. [INTENTIONALLY OMITTED]

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) any representation or warranty made or deemed made by the Borrower in any Credit Document shall prove to have been false in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Term Loan or in the payment of any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Credit Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) (i) any default shall be made in the due observance or performance by the Borrower of any covenant contained in Section 5.1(a)(i), Section 5.5(a) or Section 6 or (ii) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in any Credit Document (other than any default specified in paragraph (b) or (c) above or clause (d)(i) above) and such default shall continue unremedied for a period of 30 days after the earlier of (x) the date on which the Borrower becomes aware of such default and (y) written notice thereof from the Administrative Agent or the Requisite Lenders to the Borrower;

(e) (i) the Borrower fails to pay when due any principal of, interest on or premiums in respect of any Material Indebtedness, in each case giving effect to any grace or cure period, or (ii) any event or condition shall occur that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause, with the giving of notice if required, any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (e)(ii) shall not apply to (x) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (y) any Indebtedness that becomes due pursuant to customary prepayment or redemption provisions solely as a result of a voluntary sale or transfer of property or assets or a “change of control” or (z) any Indebtedness that becomes due solely as a result of a refinancing thereof permitted by this Agreement;

(f) there shall have occurred a Change of Control;

(g) an involuntary case or proceeding shall be commenced or an involuntary petition shall be filed (including the filing of a notice of intention in respect thereof) relating to (A) the liquidation, reorganization, winding up, dissolution or suspension of general operations or other relief in respect of the Borrower, or of a substantial part of the property or assets of the Borrower under any Debtor Relief Law (but excluding any reorganization, liquidation or dissolution not otherwise prohibited by the Credit Documents), (B) the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator, monitor or similar official for the Borrower, or for a substantial part of the property or assets of the Borrower; or (C) the winding-up or liquidation of the Borrower; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower shall (i) voluntarily commence any proceeding or file any petition or application or its shareholders shall pass a resolution seeking liquidation, winding up, reorganization or other relief under any Debtor Relief Law (but excluding any reorganization, liquidation or dissolution not otherwise prohibited by the Credit Documents), (ii) consent to the institution of any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, interim receiver, receiver and manager, receiver, trustee, custodian, sequestrator, conservator, monitor or similar official for the Borrower or for a substantial part of the property or assets of the Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability to pay its debts as they become due;

(i) the failure by the Borrower to pay one or more final and non-appealable judgments aggregating in excess of $25,000,000 (to the extent not covered by third-party insurance for which the insurer has not disputed coverage), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower to enforce any such judgment;

(j) (i) a trustee shall be appointed by a U.S. district court to administer any Pension Plan, (ii) an ERISA Event or ERISA Events shall have occurred, (iii) the Borrower or any of its subsidiaries shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Employee Benefit Plan or (iv) the Borrower or any of its subsidiaries shall not make any contributions due and owing to a Canadian Pension Plan or terminate or wind up in whole or in part any Canadian Pension Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(k) an Event of Default shall have occurred and is continuing under any Opco Agreement;

(l) (i) any Credit Document shall for any reason be asserted in writing by the Borrower not to be a legal, valid and binding obligation of such party thereto or (ii) any security interest purported to be created by any Collateral Document relating to a material portion of the Collateral of the Borrower shall cease to be, or shall be asserted in writing by the Borrower not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Collateral Document and subject to such limitations and restrictions as are set forth herein and therein) in the Collateral covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Subsidiaries or the application thereof, or from the failure of the applicable Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Securities Pledge Agreement, or to file UCC or PPSA continuation statements; or

(m) the termination or withdrawal by any Governmental Authority (including any Gaming Authority) of any Material Permit or the termination or breach of any Material Contract, in each case, to the extent such termination, withdrawal or breach gives rise to a Material Adverse Effect;

then (i) in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section 8.1), and at any time thereafter during the continuance of such event, the Administrative Agent may and, at the request of the Requisite Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (A) declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Credit Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding; and (B) exercise all rights and remedies granted to it under any Credit Document and all of its rights under any other applicable law or in equity, and (ii) in any event with respect to the Borrower described in clause (g) or (h) of this Section 8.1, the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Credit Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding.

SECTION 9. AGENTS

9.1 Authorization and Action.

(a) Each Lender (in its capacity as such and on behalf of itself and its Affiliates as potential Lender Counterparties (if applicable)) hereby irrevocably appoints MSSF to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents, as applicable, for the benefit of the Secured Parties, and hereby irrevocably appoints MSSF to act on its behalf as the Collateral Agent hereunder and under the other Credit Documents, as applicable, for the benefit of the Secured Parties, and each such Lender irrevocably authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Credit Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Credit Documents (including, without limitation, enforcement or collection of the Term Loan Notes or Term Loans), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Requisite Lenders (or, if required hereby, all Lenders), and such instructions shall be binding upon all Lenders, all Lender Counterparties and all holders of Term Loan Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or for which it has not received security and/or indemnity satisfactory to it in its sole discretion or that is contrary to this Agreement or applicable law. Without any further consent of the Lenders, or any Lender Counterparty, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any amendment (or amendment and restatement) to the Collateral Documents that are, in each case, consistent with the terms of this Agreement.

(b) In further of the foregoing, each Lender (in its capacity as such and on behalf of itself and its Affiliates as potential Lender Counterparties (if applicable)), hereby appoints the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower to secure any of the Obligations, together with such powers and discretion as are reasonably incidental or related thereto. In this connection, the Collateral Agent (and any Supplemental Agents appointed by the Collateral Agent pursuant to Section 9.1(c) below for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of this Section 9 (including, without limitation, Section 9.5, as though any such Supplemental Agent were an “Agent” under the Credit Documents) as if set forth in full herein with respect thereto.

(c) It is understood and agreed by each Lender (in its capacity as such and on behalf of itself and its Affiliates as potential Lender Counterparties (if applicable)), that as part of its duties and functions, the Collateral Agent (or any successor thereto) is hereby appointed and shall serve as the hypothecary representative of all present and future Secured Parties, as contemplated by Article 2692 of the Civil Code of Quebec. For avoidance of doubt, the Collateral Agent, acting as hypothecary representative, shall be entitled to the benefits of this Section 9 as if set forth in full herein with respect thereto. Each future Secured Party, or any other holder of any Obligation, shall be deemed to have ratified and confirmed (for itself and on behalf of each of its Affiliates that are or become a Secured Party from time to time) the appointment of the Collateral Agent as hypothecary representative.

(d) Any Agent may execute any of its duties under this Agreement or any other Credit Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Each Agent may also from time to time, when such Agent deems it to be necessary or desirable, perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Agent (each, a “Supplemental Agent”). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties; provided, however, that no such Supplemental Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Borrower be required by any Supplemental Agent so appointed by an Agent to more fully or certainly vest in and confirm to such Supplemental Agent such rights, powers, privileges and duties, the Borrower shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Supplemental Agent. If any Supplemental Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by applicable law, shall automatically vest in and be exercised by the Agent until the appointment of a new Supplemental Agent. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.2 Agent’s Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Credit Documents, (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary) or (ii) in the absence of such Agent’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limitation to the generality of the foregoing, each Agent: (a) may treat the payee of any Term Loan Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment Agreement entered into by the Lender that is the payee of such Term Loan Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of the Collateral Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assignment Agreement, in each case as provided in Section 10.4; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Secured Party and shall not be responsible to any Secured Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Credit Document on the part of the Borrower or the existence at any time of any Default under the Credit Documents or to inspect the property (including the books and records) of the Borrower, and shall be deemed to have no knowledge of any Default or Event of Default unless such Agent shall have received notice thereof in writing from a Lender or the Borrower stating that a Default or Event of Default has occurred and specifying the nature thereof; (e) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Credit Document or any other instrument or document furnished pursuant thereto; (f) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing; (g) shall not be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including but not limited to, loss of profit) irrespective of whether such Agent has been advised of the likelihood of such loss or damage and regardless of the form of action; (h) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Credit Documents) (provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or for which it has not received security and/or indemnity satisfactory to it in its sole discretion or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay or similar provision under any Debtor Relief Law; (i) shall incur no liability under or in respect of any Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile, electronic mail or Internet or intranet posting or other distribution) believed by it to be genuine and signed or sent by the proper party or parties and (j) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Persons (including (i) any obligation to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Person and (ii) any liability with respect to or arising out of any assignment or participation of Term Loans, or disclosure of confidential information, to any Disqualified Person).

9.3 Agent and its Affiliates. With respect to its Term Loan Commitments, the Term Loans made by it and the Term Loan Notes issued to it, if any, each Agent if it is also a Lender shall have the same rights and powers under the Credit Documents as any other Lender or other Secured Party and may exercise the same as though it were not an Agent; and each of the terms “Lender” and “Secured Party” shall, unless otherwise expressly indicated, include such Agent that is a Lender in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any subsidiaries of the Borrower and any Person that may do business with or own securities of the Borrower or any such subsidiary, all as if such Agent was not an Agent and without any duty to account therefor to the Lenders or any other Secured Party. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any subsidiaries of the Borrower to the extent such information was obtained or received in any capacity other than as such Agent.

9.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 5.4 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

9.5 Indemnification of Agents.

(a) Each Lender severally agrees to indemnify each Agent or any Related Party (in each case, to the extent not reimbursed by the Borrower) from and against such Lender’s Pro rata Share (to be determined on the basis of the aggregate outstanding principal amount of all Term Loans outstanding at such time and of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits or other proceedings, reasonable and documented out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever (including the fees and expenses of such Agent’s counsel) that may be imposed on, incurred by, or asserted against such Agent, or any Related Party in any way relating to or arising out of the Credit Documents or any action taken or omitted by such Agent, or any Related Party under the Credit Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits or other proceedings, costs, expenses or disbursements resulting from such Agent’s, or any Related Party’s gross negligence or willful misconduct as found in a final non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent, or any Related Party promptly upon demand for its Pro rata Share of any costs and expenses (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 10.5, to the extent that such Agent, or any Related Party is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.5 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. The obligations of the Lenders under this subsection (a) are subject to the provisions of Section 2.1(a).

(b) The failure of any Lender to reimburse any Agent or any Related Party, as the case may be, promptly upon demand for its Pro rata Share of any amount required to be paid by the Lenders to such Agent, or any Related Party, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent, or Related Party, as the case may be, for its Pro rata Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent, or Related Party, as the case may be, for such other Lender’s Pro rata Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.5 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Credit Documents and shall survive the resignation or removal of each Agent.

9.6 Successor Agents. Any Agent may resign or, if it or its controlling affiliate thereof is subject to a Distress Event, be removed by the Borrower or the Requisite Lenders, in each case, at any time by giving ten (10) days’ written notice thereof to the Lenders and the Borrower. Upon any such resignation or removal as Agent, the Requisite Lenders shall have the right to appoint a successor Agent that is not a Disqualified Person which successor Agent (unless an Event of Default has occurred and is continuing at the time of such appointment), shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld if such successor Agent is a commercial bank with a combined capital and surplus of at least $5,000,000,000 and otherwise may be withheld in the Borrower’s sole discretion). If no successor Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent that is not a Disqualified Person, subject to approval by the Borrower in accordance with the preceding sentence. In the event that the Borrower does not consent and such consent is required, the Agent may petition a court of competent jurisdiction to appoint a successor Agent at the Borrower’s expense. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording by the Borrower of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Requisite Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Credit Documents; provided that the Borrower shall have no obligation to pay any fee to any successor Agent that is greater than or in addition to the fees payable to the Administrative Agent on the Closing Date. If within 30 days after written notice is given of the retiring Agent’s resignation under this Section 9.6 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 30th day (a) the retiring Agent’s resignation shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Credit Documents and (c) the Requisite Lenders shall thereafter perform all duties of the retiring Agent under the Credit Documents (and, except for any indemnity payments or other amount then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly) until such time, if any, as the Requisite Lenders appoint a successor Agent that is not a Disqualified Person as provided above. After any retiring Agent’s resignation hereunder as Agent shall have become effective, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

9.7 Arranger Has No Liability. It is understood and agreed that the Arranger shall not have any duties, responsibilities or liabilities under or in respect of this Agreement whatsoever in its capacities as such.

9.8 Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agents and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agents and the other Secured Parties and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.9 and 10.5) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Section 2.9 and Section 10.5.

(b) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any other Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any other Secured Party in any such proceeding.

9.9 Withholding. To the extent required by any applicable law, any Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding Tax applicable to such payment. If the Internal Revenue Service or any other Governmental Authority asserts a claim that an Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason), or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify such Administrative Agent fully for all amounts paid, directly or indirectly, by such Administrative Agent as Tax or otherwise, including any penalties or interest and together with any and all expenses incurred, unless such amounts have been indemnified by the Borrower or the relevant Lender. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 9.9. Each party’s obligations under this Section 9.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

SECTION 10. MISCELLANEOUS

10.1 Notices; Communications.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.1(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, in each case, as follows:

(i) if to the Borrower, the Administrative Agent or the Collateral Agent, to the address, facsimile number, e-mail address or telephone number specified for such person on Schedule 10.1; and

(ii) if to any other Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications hereunder by electronic communications pursuant to procedures approved by them; provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.1(b) shall be effective as provided in such Section 10.1(b).

(d) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.4 (to the extent any such documents are included in materials otherwise filed with the SEC or any other securities commission) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents or provides a link thereto on its website on the internet at the website address listed on Schedule 10.1 or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent and each Lender (by facsimile or e-mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided, further, that, upon reasonable request by the Administrative Agent, the Borrower shall also provide a hard copy to the Administrative Agent of any such document; provided, further, that any documents posted for which a link is provided after normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for such recipient. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(f) The Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods; provided, however, that the Collateral Agent shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Borrower elects to give the Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Collateral Agent in its discretion elects to act upon such instructions, the Collateral Agent’s understanding of such instructions shall be deemed controlling. The Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The other parties hereto agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Collateral Agent, including without limitation the risk of the Collateral Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

10.2 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein, in the other Credit Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Term Loans, and the execution and delivery of the Credit Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any other amount payable under this Agreement or any other Credit Document is outstanding and unpaid and so long as the Term Loan Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Section 2.17, Section 2.18 and Section 10.5) shall survive the payment in full of the principal and interest hereunder and the termination of the Term Loan Commitments or this Agreement.

10.3 Binding Effect. This Agreement shall become effective when it has been executed by the Borrower and the Administrative Agent and when the Administrative Agent has received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent, each Lender and their respective permitted successors and assigns.

10.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as otherwise expressly permitted under Sections 6.1 and 6.4, the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (d) of this Section 10.4) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Credit Documents.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section 10.4, any Lender (in such capacity, an “Assignor”) may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement including all or a portion of its Term Loan Commitments and the Term Loans at the time owing to it with the prior written consent of:

(1) the Borrower (not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Borrower shall be required for an assignment to an Eligible Assignee; provided, further, that such consent shall be deemed to have been given if the Borrower has not responded within ten (10) Business Days after written notice by the Administrative Agent; and

(2) the Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(ii) Assignments shall be subject to the following additional conditions:

(1) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the Assignor’s Term Loan Commitments or Term Loans, the amount of the Term Loan Commitments or Term Loans of the Assignor subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the

Administrative Agent) shall not be less than $1,000,000 unless the Borrower and the Administrative Agent otherwise consent; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds shall be treated as one assignment for purposes of meeting the minimum assignment amount requirement), if any;

(2) if the assignee is not registered, licensed or otherwise found suitable, as required under the applicable Gaming Law, or is not otherwise qualified under applicable Gaming Law to hold Term Loans and/or Term Loan Commitments, the assigning Lender must give the Borrower prior written notice thereof and any such assignment shall be subject to any registration, licensing or approval required by the appropriate Gaming Authority, except to the extent the principal amount of the Term Loans and/or Term Loan Commitments that are subject to such assignment are below the Threshold Amount, if any, established by such Gaming Authority;

(3) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(4) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.18;

(5) the Assignor shall deliver to the Administrative Agent any Term Loan Note issued to it with respect to the assigned Term Loan;

(6) the Assignor may only assign or otherwise transfer such rights or obligations so long as there will be at least two Lenders after doing so; and

(7) the Administrative Agent and the Collateral Agent shall have carried out all “know your customer” or other similar checks which it is required to comply with in relation to the assignment to the Eligible Assignee.

For the purposes of this Section 10.4, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 10.4, from and after the effective date specified in each Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the Assignor thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.17, Section 2.18 and Section 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and the Register. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (solely with respect to such Lender’s Term Loans) at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment Agreement executed by an Assignor and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), all applicable tax forms, any Term Loan Note outstanding with respect to an assigned Term Loan, the processing and recordation fee referred to in paragraph (3) of Section 10.4(b)(ii), the satisfaction of all “know your customer” checks referred to in paragraph (7) of Section 10.4(b)(ii) and any written consent to such assignment required by paragraph (b) of this Section 10.4, the Administrative Agent promptly shall accept such Assignment Agreement and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).

(c) By executing and delivering an Assignment Agreement, the Assignor thereunder and the Eligible Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such Assignor warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any Lien or other adverse claim and that the outstanding balances of its Term Loans, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment Agreement; (ii) except as set forth in clause (i) above, such Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any subsidiary or the performance or observance by the Borrower or any subsidiary of any of their respective obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (iii) the Eligible Assignee represents and warrants that it is legally authorized to enter into such Assignment Agreement; (iv) the Eligible Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.4, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (v) the Eligible Assignee will independently and without reliance upon the Administrative Agent or the Collateral Agent, such Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) the Eligible Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (vii) the Eligible Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) (other than (x) any Person who is engaged in operating and managing Gaming Facilities or is an “associate” (within the meaning of applicable Gaming Law) of such Person (other than by virtue solely of being a Lender or by virtue of being a creditor of such Gaming Facilities that has exercised a power of foreclosure or similar right) and (y) the Borrower or any Affiliate thereof) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loan Commitments and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Credit Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Credit Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.4(b) or clauses (i), (ii), (iii) or (v) of the second proviso to Section 10.8(b) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (d)(ii) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.17 and Section 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(c) and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4 (it being understood that the documentation required under Section 2.18(c) shall be provided solely to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.6 as though it were a

Lender; provided that such Participant shall be subject to Section 2.5 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Term Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Notwithstanding the foregoing, if the participant is not registered, licensed or otherwise found suitable, as required under the applicable Gaming Law, or is not otherwise qualified under Gaming Law to hold Indebtedness, the Lender granting such participation must give the Borrower prior written notice thereof and any such participation shall be subject to any registration, licensing or approval required by the appropriate Gaming Authority, except to the extent the principal amount of the Term Loan Commitments or Term Loans that are subject to such participation are below the Threshold Amount, if any, established by such Gaming Authority.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.17 or Section 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto; provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or assignee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(f) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Term Loan Notes to any Lender requiring Term Loan Notes to facilitate transactions of the type described in paragraph (e) of this Section 10.4.

(g) Each Lender acknowledges that a Gaming Authority with jurisdiction over the Gaming Facilities of the Borrower may require that such Lender and any Participant submit to a probity review, obtain the approval of such Gaming Authority or be otherwise qualified, registered or licensed under Gaming Law to participate as a Lender or Participant hereunder and agrees that if any of the foregoing is required, compliance with the requirements of such Gaming Authority shall be a condition to participation as a Lender or Participant hereunder.

(h) If the Borrower wishes to replace the Term Loans with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Term Loans to be replaced, to (i) require the Lenders to assign such Term Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.8 (with such replacement, if applicable, being deemed to have been made pursuant to Section 10.8(d)). Pursuant to any such assignment, all Term Loans to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Term Loans were being optionally prepaid), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.5(b). By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Term Loans pursuant to the terms of the form of Assignment Agreement attached hereto as Exhibit D, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(i) Notwithstanding anything to the contrary contained in this Agreement, no assignment may be made or participation sold to a Disqualified Person without the prior written consent of the Borrower, and any assignment made or participation sold to a Disqualified Person shall be without effect and void.

(j) [Reserved]

(k) Each Lender also agrees that if at any time a Gaming Authority determines, and such Lender is notified, that:

(i) the Lender (or a participant of the Lender) must be registered, obtain a license, consent, qualification or finding of suitability under any applicable Gaming Law and the Lender (or participant) does not apply for that license, consent, qualification or finding of suitability within 30 days, or any shorter period as may be required by the applicable Gaming Authority;

(ii) the Lender (or participant) will not be registered, licensed, given a consent, qualified or found suitable under an applicable Gaming Law, or any registration, license, consent, qualification of finding of suitability is not renewed upon its expiration or is revoked; or

(iii) the Lender (or participant) has been found unregistrable or to be unsuitable for any required license, consent, qualification or finding of suitability;

then the Borrower, at its option, may:

require that the Lender (or participant) dispose of its interest hereunder within 30 days, or any earlier date as may be required by the applicable Gaming Authority, of (A) the termination of the 30-day period described above for the Lender (or participant) to apply for a registration, license, consent, qualification or finding of suitability, or (B) the receipt of the notice from the applicable Gaming Authority that the Lender (or participant) will not be registered, receive a consent, or be licensed, qualified or found suitable or that such license, registration, consent, qualification or finding of suitability has not been renewed upon its expiration or has been revoked; or

repay or repurchase the Lender’s (or participant’s) interest hereunder without penalty or premium (except for breakage costs, if any), together with accrued and unpaid interest, if any, thereon to the earlier of the date of repayment or such earlier date as may be required by the applicable Gaming Authority.

Immediately upon a determination that a Lender (or participant) will not be registered, consented to, licensed, qualified or found suitable, or that such registration, consent, license, qualification or finding of suitability has been revoked or will not be renewed, the Lender (or participant) will have no further rights (x) to exercise any right (voting or otherwise) hereunder, or (y) to receive any interest or other distribution or payment hereunder or any remuneration in any form from the Borrower for services rendered or otherwise, except the amount specified in this clause.

A Lender (or participant) applying for a registration, consent, license, qualification or finding of suitability may be required to pay all costs pertaining to these licenses, registrations, consents or investigation for these qualifications or findings of suitability. The Borrower is not required to pay or reimburse any Lender (or participant) who is required to apply for any license, registration, consent, qualification or finding of suitability for any costs associated with such investigation or licensing, registration consent or finding of suitability.

For greater certainty, if the Lender (or participant) is required to dispose of its interest hereunder pursuant to clause (1) above, and cannot assign to an Eligible Assignee after having used commercially reasonable efforts to do so, then the Borrower shall repay or repurchase the Lender’s (or participant’s) interest hereunder in accordance with clause (2) above.

10.5 Expenses; Indemnity.

(a) The Borrower agrees to pay all reasonable, documented and invoiced out-of-pocket fees and expenses (including the fees and expenses of counsel, subject to the limitations set forth herein) incurred by the Administrative Agent, the Collateral Agent, and each Arranger in connection with the preparation of this Agreement and the other Credit Documents, or by the Administrative Agent (and in the case of enforcement of this Agreement, the Administrative Agent, the Collateral Agent, and the Lenders) in connection with the preparation, execution and delivery, amendment, modification, waiver or enforcement of this Agreement or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (but limited, in the case of legal fees and expenses, to the reasonable, documented and invoiced fees, charges and disbursements of one primary outside U.S. counsel and one primary outside Canadian counsel for the Administrative Agent and the Arranger (and in the case of enforcement of this Agreement, the Administrative Agent, and the Lenders) and one primary outside U.S. counsel and one primary outside Canadian counsel for the Collateral Agent, one firm of local counsel in each appropriate jurisdiction for the Administrative Agent and each Arranger, taken as a whole, one firm of local counsel in each appropriate jurisdiction for the Collateral Agent, and, in the case of any actual or perceived conflict of interest, one additional firm of counsel for such affected party.

(b) The Borrower agrees to indemnify and hold harmless each Agent, each Arranger, each Lender, each of their respective Affiliates (including, without limitation, controlling persons) and each of their respective directors, officers, employees, agents, sub-agents, trustees, advisors, attorneys, controlling persons, equityholders, partners, members and other representatives and each of their respective successors and permitted assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all joint and several actions, suits, judgments and other proceedings, investigations, inquiry, losses, claims, damages, liabilities, obligations, penalties and reasonable and documented out-of-pocket expenses, costs or disbursements (but limited, in the case of legal fees and expenses, to the reasonable, documented and invoiced fees, charges and disbursements of one primary outside U.S. counsel and one primary outside Canadian counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, a single outside local counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel for all Indemnitees subject to such conflict taken as a whole); provided that notwithstanding the foregoing, the Collateral Agent shall be entitled to indemnity hereunder with respect to one primary outside U.S. counsel and one primary outside Canadian counsel for Collateral Agent, each of its respective Affiliates and each Indemnitee related thereto, taken as a whole, and, if reasonably necessary, a single outside local counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all such Indemnitees taken as a whole), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution, enforcement or delivery of this Agreement or any other Credit Document, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use or proposed use of the proceeds of the Term Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its subsidiaries or Affiliates or Related Parties; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (2) a material breach of the obligations of such Indemnitee hereunder or (B) result from any proceeding solely between or among Indemnitees that does not involve an act or omission by the Borrower (other than claims against any Agent or any Arranger in its capacity or in fulfilling its role as an Agent or an Arranger or any similar role hereunder (excluding its role as a Lender)). This Section 10.5(b) shall not apply to Taxes other than any Taxes that represent losses, damages, etc. from any non-Tax claim.

(c) Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, (but limited, in the case of legal fees and expenses, to the reasonable, documented and invoiced fees, charges and disbursements of one firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all Indemnitees subject to such conflict taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel for all Indemnitees taken as a whole); provided that notwithstanding the foregoing, the Collateral Agent shall be entitled to indemnity hereunder with respect to one firm of counsel for Collateral Agent, each of its respective Affiliates and each Indemnitee related thereto, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all such Indemnitees taken as a whole) and reasonable, documented and invoiced consultant fees, in each case, incurred by or asserted against any Indemnitee arising out of, relating to, or as a result of any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any facility currently or formerly owned or operated by the Borrower, or any Environmental Liability relating in any way to the Borrower; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.

(d) To the fullest extent permitted by applicable law, the parties hereto shall not assert, and hereby waive, any claim against any other party hereto or any Affiliate or Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof; provided that nothing in this Section 10.5(d) shall limit the Borrower’s indemnity and reimbursement obligations to the extent that such special, indirect, consequential or punitive damages are included in any claim by a third party unaffiliated with the applicable Indemnitee with respect to which the applicable Indemnitee is entitled to indemnification as set forth in this Section 10.5. Notwithstanding anything herein to the contrary, no Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through telecommunications, electronic or other information transmission systems, except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee, in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 10.5 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the resignation or removal of any Agent, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement. All amounts due under this Section 10.5 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

10.6 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Credit Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Credit Document and although the obligations may be unmatured. The rights of each Lender under this Section 10.6 are in addition to other rights and remedies (including other rights of set-off) of such Lender that may be exercised only at the direction of the Administrative Agent or the Requisite Lenders.

10.7 Applicable Law. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER CREDIT DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

10.8 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any right or power hereunder or under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Credit Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.8, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Requisite Lenders and (y) in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Requisite Lenders; provided, however, that, no such agreement shall:

(i) decrease, forgive, waive or excuse the principal amount of, or any interest on, or any premiums or fees in respect of, or extend the scheduled payment date of, or decrease the rate of interest on, any Term Loan (other than by waiver or modification of a condition precedent, mandatory prepayment, Default, Event of Default, financial ratio or covenant), without the prior written consent of each Lender directly affected thereby;

(ii) increase or extend the Term Loan Commitment of any Lender or decrease, forgive, waive or excuse the fees of any Lender or fees of any Agent without the prior written consent of such Lender or Agent, as applicable (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase or extension of the Term Loan Commitments of any Lender);

(iii) postpone any date fixed by this Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Credit Document without written consent of each Lender adversely affected thereby;

(iv) amend or modify the provisions of this Section 10.8 or the definition of the term “Requisite Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender (it being understood that, with the consent of the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Requisite Lenders on substantially the same basis as the Term Loans and Term Loan Commitments, are included on the Closing Date);

(v) release all or substantially all of the Collateral (or subordinate the Liens in favor of the Administrative Agent or Collateral Agent, as applicable, on all or substantially all of the Collateral) without the prior written consent of each Lender;

(vi) amend the provisions of Section 2.14(g) or 2.15 of this Agreement or any analogous provision of any other Credit Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the consent of each Lender adversely affected thereby;

(vii) amend, modify or otherwise affect the rights or duties of the Administrative Agent or Collateral Agent hereunder without the prior written consent of the Administrative Agent or Collateral Agent, as applicable, acting as such at the effective date of such agreement, as applicable; or

(viii) change the coin or currency in which the principal of any Term Loan or the interest thereon is payable pursuant to Section 2.1, without the prior written consent of each Lender directly affected thereby.

Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.8 and any consent by any Lender pursuant to this Section 10.8 shall bind any assignee of such Lender.

(c) Without the consent of the Administrative Agent, or any Lender, the Borrower and the Administrative Agent or Collateral Agent, as applicable, may (in their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) This Agreement and the other Credit Documents may be amended (or amended and restated) with the written consent of the Requisite Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Requisite Lenders.

(e) [Reserved]

(f) Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Credit Document without the consent of any Lender or the Requisite Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Credit Document; provided that the Administrative Agent shall promptly give the Lenders and the Collateral Agent notice of any such amendment, modification or supplement.

10.9 Interest Rate Limitation.

(a) Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

(b) If any provision of this Agreement or of any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by such Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: firstly, by reducing the amount or rate of interest required to be paid to such Lender under the applicable Credit Document, and thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).

10.10 Entire Agreement. This Agreement, the other Credit Documents and the agreements regarding certain fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Credit Documents. Nothing in this Agreement or in the other Credit Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Credit Documents.

10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

10.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10.3. Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be as effective as delivery of a manually signed original.

10.14 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

10.15 Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Credit Documents (other than as expressly set forth in other Credit

Documents), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Credit Documents in the courts of any jurisdiction, except that the Borrower agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against the Borrower in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude the Borrower from asserting or seeking the same in the New York Courts.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Credit Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) The Borrower hereby irrevocably and unconditionally:

(i) appoints CT Corporation, with an office specified in Schedule 10.1, as the authorized agent (in such capacity, the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein.

(ii) agrees that service of process in any such action or proceeding may be effected by delivering a copy of such process to the Borrower in the care of the Authorized Agent at such Authorized Agent’s above address, and by mailing a copy thereof by registered or certified mail (or substantially similar form of mail), postage prepaid, to the Borrower at the address set forth in Schedule 10.1.

(d) The Borrower hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as agent for service of process, and the Borrower agrees to take any and all actions that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Borrower.

10.16 Confidentiality. Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and any of the subsidiaries furnished to it by or on behalf of the Borrower or any of the subsidiaries (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, its Affiliates or any of its representatives, (b) has been independently developed by such Lender or such Agent without use of or reference to any such confidential information and otherwise without violating this Section 10.16 or (c) was available to such Lender or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Borrower) and shall not reveal the same other than to its respective officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents, representatives and advisors with a need to know or to any person that approves or administers the Term Loans on behalf of such Lender or such Agent (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), except: (A) to the extent necessary to comply with law or any legal, judicial or administrative process, as otherwise required by law or the requests of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded (in which case such Person, (x) shall limit such disclosure only to the extent necessary to comply with such law, process or request and (y) to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, agrees to inform the Borrower promptly thereof), (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), (D) in order to enforce its rights under any Credit Document in a legal proceeding, (E) to any pledge under Section 10.4(e) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), (F) to any direct or indirect contractual counterparty in Hedge Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16) and (G) on a confidential basis to (x) any rating agency in connection with rating the Borrower or any of its subsidiaries or the Term Loans hereunder, the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or (y) market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the other Credit Documents; provided, that the disclosure of any such information pursuant to clauses (E), (F) and (G)(y) above shall be made subject to the acknowledgment and acceptance by such recipient that such information is being disseminated on a confidential basis (other than any pledge pursuant to Section 10.4(e)), on substantially the terms set forth in this Section 10.16 or as is otherwise reasonably acceptable to the Borrower, including, in accordance with market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Person that constitutes a Disqualified Person at the time of such disclosure without the Borrower’s prior written consent.

10.17 Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent or the Arranger will make available to the Lenders materials or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be Public Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (a) all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof, (b) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, each Arranger and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws, (c) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (d) the Administrative Agent and the Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

10.18 Release of Liens.

(a) The Administrative Agent, Collateral Agent and Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Borrower on any Collateral shall be released and to the extent permitted under applicable law, automatically released: (i) as set forth in Section 10.18(c) or Section 10.18(d) below; (ii) upon the sale or other disposition of such Collateral by the Borrower to a person in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by an Authorized Officer of the Borrower upon its reasonable request without further inquiry), (iii) if the release of such Lien is approved, authorized or ratified in writing by the Administrative Agent at the direction of the Requisite Lenders (or such other Lenders whose consent may be required in accordance with Section 10.8(b)), (iv) to the extent any asset or property constitutes Excluded Assets, (v) as required by the Collateral Agent to effect any sale or disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents, or (vi) in accordance with the terms of the applicable Collateral Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon all interests retained by the Borrower, including the proceeds of any sale or disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents.

(b) [Reserved]

(c) The Administrative Agent and the Collateral Agent, are further authorized at the Administrative Agent’s option and in the Administrative Agent’s discretion (without notice to, or vote or consent of, any other Secured Party) to take such actions as shall be required to release its Lien on Excluded Assets or subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.2 to be senior to the Liens of the Collateral Agent on such property; provided that, prior thereto, the Borrower shall have in each case delivered to the Administrative Agent and the Collateral Agent a certificate of an Authorized Officer of the Borrower certifying that such Lien is permitted to be senior to the Liens under this Agreement or that such property is an Excluded Asset, as applicable.

(d) Notwithstanding anything to the contrary contained herein or in any other Credit Document, when all Obligations (other than contingent indemnification obligations) have been paid in full and all Term Loan Commitments have terminated or expired, upon request of the Borrower, the Collateral Agent and the Administrative Agent shall (without notice to, or vote or consent of, any Agent, any Lender or any Lender Counterparty) take such actions as shall be required to release its Liens on all Collateral.

(e) Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements and take any action necessary or desirable to evidence and confirm the release of any Collateral pursuant to the foregoing provisions of this Section 10.18, all without the requirement of notice to or the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower, at the Borrower’s expense, in connection with the release of any Liens created by any Credit Document in respect of such property or asset.

10.19 Judgment.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to a Secured Party in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Secured Party could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by applicable law, on the day on which the judgment is paid or satisfied.

(b) The obligations of the Borrower in respect of any sum due in the Original Currency from it to any Secured Party under any of the Credit Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Secured Party of any sum adjudged to be so due in the Other Currency, the Secured Party may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Secured Party in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Secured Party, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Secured Party in the Original Currency, the Secured Party shall remit such excess to the Borrower.

10.20 USA PATRIOT Act Notice; Beneficial Ownership Regulation.

(a) Each Lender that is subject to the USA PATRIOT Act, the Collateral Agent and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, (i) provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) if the Borrower qualifies as a “legal entity” customer under the Beneficial Ownership Regulation, the Borrower shall deliver a Beneficial Ownership Certification to each Lender.

(b) If, upon the written request of any Lender, the Administrative Agent has ascertained the identity of the Borrower or any authorized signatories of the Borrower for purposes of Canadian Anti-Terrorism Laws, then the Administrative Agent (i) shall be deemed to have done so as an agent for such Lender, and this Agreement shall constitute a “written agreement” in such regard between such Lender and the Administrative Agent within the meaning of the applicable Canadian Anti-Terrorism Law; and (ii) shall provide to such Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness. Notwithstanding and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent does not have any obligation to ascertain the identity of the Borrower or any authorized signatories of the Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any authorized signatory in doing so.

10.21 Acknowledgements. The Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Lender Parties and the Borrower is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Credit Documents, irrespective of whether the Lender Parties have advised or are advising the Borrower on other matters, and the relationship between the Lender Parties, on the one hand, and the Borrower, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Lender Parties, on the one hand, and the Borrower, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor does the Borrower rely on, any fiduciary duty to the Borrower or its Affiliates on the part of the Lender Parties, (c) the Borrower is capable of evaluating and understanding, and the Borrower understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Credit Documents, (d) the Borrower has been advised that the Lender Parties are engaged in a broad range of transactions that may involve interests that differ from the Borrower’s interests and that the Lender Parties have no obligation to disclose such interests and transactions to the Borrower, (e) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent the Borrower has deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Credit Documents, (f) each Lender Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any of its Affiliates or any other person, (g) none of the Lender Parties has any obligation to the Borrower or its Affiliates with respect to the transactions contemplated by this Agreement or the other Credit Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Lender Party and the Borrower or any such Affiliate and (h) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lender Parties or among the Lender Parties and the Borrower.

10.22 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.23 Limitations Act, 2002 (Ontario). Notwithstanding the provisions of the Limitations Act, 2002 (Ontario), a claim may be brought on this Agreement at any time within 6 years from the date on which payment of the relevant Obligations is due pursuant hereto or, in the case of Obligations that are demand obligations, demand for payment of the relevant Obligations is made to the Borrower in accordance with the terms of this Agreement.

10.24 [Intentionally Omitted].

10.25 Force Majeure. In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

10.26 ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Term Loans or the Term Loan Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments or this Agreement.

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, or the Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans or the Term Loan Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such a Lender has not provided another representation, warranty and covenant as provided in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto).

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

GTWY HOLDINGS LIMITED, as the Borrower

By:	/s/ Anthony Santo
Name: Anthony Santo
Title: Director

MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent

By:	/s/ Constantine Darras
Name: Constantine Darras
Title: Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as the Collateral Agent

By:	/s/ Constantine Darras
Name: Constantine Darras
Title: Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Constantine Darras
Name: Constantine Darras
Title: Authorized Signatory

APPENDIX A

Term Loan Commitments

Lender	Term Loan Commitment
Morgan Stanley Senior Funding, Inc.	$135,000,000.00

Total	$135,000,000.00

APPENDIX A – 1